EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

dated June 19, 2007

by and between

ATS MEDICAL, INC.

and

CRYOCATH TECHNOLOGIES INC.

Table of Contents

ARTICLE 1	PURCHASE AND SALE OF ASSETS

1.1 1.2 1.3 1.4 1.5 1.6 1.7 1.8 1.9 1.10 1.11 ARTICLE 2	Purchase and Sale of Assets
Excluded Assets
Assumption and Retention of Liabilities.
Purchase Price.
Additional Payments by Purchaser
Initial Purchase Price Adjustment
Closing
Closing Deliveries.
Further Assurances
Allocation of Purchase Price
Goods and Services Tax.
REPRESENTATIONS AND WARRANTIES OF SELLER

2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14 2.15 2.16 2.17 2.18 2.19 2.20 2.21 2.22 2.23 2.24 2.25 2.26 2.27 2.28 2.29 2.30 ARTICLE 3	Corporate Organization and Power
Authorization
Non-Contravention
Consents and Approvals
Financial Statements of Seller; Undisclosed Liabilities.
Absence of Certain Changes
Assets and Properties
Sufficiency of Purchased Assets; Operation of Business
Manufacturing and Marketing Rights
FDA and Regulatory Matters
Reimbursement/Billing
Compliance with Applicable Laws
Compliance Program
Permits
Inventories
Litigation
Contracts.
Intellectual Property.
Tax Matters.
Orders, Commitments and Returns
Product Liability Claims
Warranties; Maintenance Obligations
Relations with Suppliers
Intentionally Omitted.
Brokers
Business Generally
Disclosure
Investigation by Purchaser
No Other Representations
GST and QST Registration
REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1 3.2 3.3 3.4 3.5 3.6 ARTICLE 4	Corporate Existence and Power Authorization Consents and Approvals Brokers GST and QST Registration No Knowledge of Certain Matters COVENANTS

4.1 4.2 4.3 4.4 4.5 4.6 4.7 4.8 4.9 4.10 4.11 4.12 4.13 4.14 4.15 ARTICLE 5	Confidentiality.
Conduct of Business Prior to Closing
Access to Information
Intentionally Omitted.
Conditions
Further Assurances
Public Announcements
Termination of Existing Distribution Agreements
Non-Competition.
Conduct of the Business After the Closing
Exclusivity
No Solicitation of Employees
Preparation of Financial Statements
Execution of Ancillary Agreements
Research and Development Agreement
SURVIVAL AND INDEMNIFICATION

5.1 5.2 5.3 5.4 5.5 5.6 ARTICLE 6	Survival Indemnification by Seller Indemnification by Purchaser Claims for Indemnification. Indemnification Limits. Right of Set-Off DISPUTE RESOLUTION

6.1 6.2 6.3 6.4 ARTICLE 7	Injunctive Relief Dispute Mediation Arbitration. TERMINATION AND AMENDMENT

7.1 7.2 7.3 7.4 ARTICLE 8	Termination Effect of Termination Amendment Extension; Waiver CONDITIONS

8.1 8.2 8.3 ARTICLE 9	Conditions to Obligations of Each Party Conditions to Obligations of Purchaser Conditions to Obligations of Seller DEFINITIONS

9.1 ARTICLE 10	Definitions MISCELLANEOUS

10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 10.10 10.11 10.12 10.13 10.14	Notices
Amendments; No Waivers.
Expenses
Successors and Assigns
Governing Law; Jurisdiction
Counterparts; Effectiveness
Entire Agreement
Captions
Severability
Construction
Cumulative Remedies
No Third Party Beneficiaries
Interest
Subsequent Sale

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated June 19, 2007 (this “Agreement”), is by and between ATS Medical, Inc., a Minnesota corporation (“Purchaser”), and CryoCath Technologies Inc., a company incorporated under Part 1A of the Companies Act (Quebec) (“Seller”).

Recitals

A. Seller is in the business of, among other things, designing, developing, using, manufacturing, marketing, promoting, selling, importing, exporting and distributing argon-based cardiac cryoablation surgical devices, including without limitation endocardial and epicardial stopped or beating heart surgical products known under the FrostByte and SurgiFrost names (collectively “Argon-Based Cryoablation Devices”) and related Console.

B. Seller has developed, owns or licenses Intellectual Property related to the Argon-Based Cryoablation Devices, including Intellectual Property applicable exclusively to the Argon-Based Cryoablation Devices and Intellectual Property that is used, but not exclusively, in connection with the Argon-Based Cryoablation Devices.

C. Purchaser wishes to purchase from Seller and Seller wishes to sell to Purchaser, all of Seller’s tangible and intangible assets and rights used exclusively in the Business and certain of Seller’s other tangible and intangible assets and rights used by Seller in the conduct of the Business.

D. Purchaser wishes to obtain an exclusive, worldwide, perpetual, fully paid-up license to certain of Seller’s Intellectual Property used, but not exclusively, in the Business, or that may be reasonably necessary in connection with the Business, for the use by Purchaser of such Intellectual Property to develop, make, have made, use, import, export, promote, distribute, offer to sell and sell Argon-Based Cryoablation Devices and devices similar to the Argon-Based Cryoablation Devices in any territory, directly or indirectly, by any means or through any person whatsoever (including any licensee, distributor or sales agent) to cardiac, thoracic or cardiothoracic surgeons in a marketing manner reasonably and principally designed to cause such products to be used by such surgeons in cardiac cryoablation surgery (the “Purchaser Field of Use”), all pursuant to the Technology License Agreement referred to in Section 1.8(a)(iii) below.

Agreement

In consideration of the foregoing, incorporated herein by this reference, and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

1.1	Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, transfer, convey, assign and deliver (except for certain assets that will be delivered after the Closing, as more fully provided herein) to Purchaser and Purchaser will purchase and acquire from Seller, free and clear of any mortgage, lien, pledge, option, security interest, claim, restriction, charge, financing statement or other lien of any kind whatsoever, whether or not of record (“Liens”), except for Permitted Liens, all of Seller’s right, title and interest in and to Seller’s properties, assets, claims, contracts, goodwill, and privileges that are used exclusively in connection with the Business, and to the extent not licensed to Seller under the Technology License Agreement, the part of the Seller’s assets, properties, claims, contracts and privileges used, but not exclusively, in connection with the Business, wherever located, other than the Excluded Assets, (the “Purchased Assets”), all as existing on the Closing Date. Without limiting the generality of the foregoing, the Purchased Assets shall include all of the following:

(a)	FrostByte and SurgiFrost. All of Seller’s rights, title and interests in the endocardial and epicardial stopped or beating heart surgical products known under the FrostByte and SurgiFrost names, and related Console, including their manufacturing procedures, parts and assemblies drawings, all product software and hardware requirements and specifications, inspection documents, procedures and test methods, design development verification and validation protocols and reports (including but not limited to EMC testing report, electrical safety report, biocompatibility testing/reports, sterilization validation report, shipping results/reports, aging/stability studies/report, and biocompatibility results/reports) relating thereto, but excluding any such Intellectual Property to be licensed to Purchaser pursuant to the Technology License Agreement.

(b)	Patent Intellectual Property Rights. Those patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, interferences, continuations and continuations in part, used exclusively in connection with the Business, as specified on Exhibit 1.1(b) (the “Transferred Patent Rights”).

(c)	Intellectual Property Rights. All of Seller’s rights in any Intellectual Property to the extent related to and used exclusively for or in the Business, anywhere in the world, (collectively, the “Transferred Intellectual Property Rights”). The Transferred Intellectual Property Rights include, but are not limited to the following:

(i)	Transferred Patent Rights;

(ii)	all copyrights, copyright registrations and copyright applications, copyrightable works, renewals, extensions, reversions, restorations and all other corresponding rights set forth on Exhibit 1.1(c)(ii);

(iii)	all industrial designs, industrial models, utility models, certificates of invention and other indices of invention ownership, and any related registrations and applications, including national and multinational statutory invention registrations to the extent related exclusively to the Business and, to the extent not licensed to Purchaser under the Technology License Agreement, to the extent related to the Business including those set forth on Exhibit 1.1(c)(iii);

(iv)	all trade dress and trade names, logos, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin, and all goodwill associated with any of the foregoing to the extent related exclusively to the Business and, to the extent not licensed to Purchaser under the Technology License Agreement, to the extent related to the Business, including those set forth on Exhibit 1.1(c)(iv);

(v)	all inventions (whether patentable or not and whether or not reduced to practice or made the subject of one or more patent applications), invention disclosures, invention notebooks, file histories, know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, business methods, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation, and other proprietary information of every kind to the extent related exclusively to the Business and, to the extent not licensed to Purchaser under the Technology License Agreement;

(vi)	all computer software including, but not limited to, all source code, object or executable code, firmware, operating systems and specifications, software compilations, software implementations of algorithms, software tool sets, compilers, software models and methodologies, development tools, files, records, technical drawings, and data relating to the foregoing to the extent related exclusively to the Business and, to the extent not licensed to Purchaser under the Technology License Agreement;

(vii)	all databases and data collections pertaining exclusively to the Business and to the extent not licensed to Purchaser under the Technology License Agreement, and all rights in the same;

(viii)	all tangible embodiments of any of the foregoing, in any form and in any media, in the possession of the Seller (or other persons engaged or retained by the Seller); provided, however, that Seller shall be permitted to retain any electronic records of the same to the extent included in any computer back ups if such records are mixed in with other information and cannot, using commercially reasonable measures, be separated from unrelated data and information; and

(ix)	all versions, releases, upgrades, derivatives, combinations, enhancements and improvements of any of the foregoing, including but not limited to all materials and other items relating to new product development or improvements to existing or related products, including written descriptions of any ideas for the same that any employee of Seller has formed prior to Closing and that are owned or have been assigned to Seller, to the extent related to the Argon-Based Cryoablation Devices or to devices which perform substantially similar functions as the Argon-Based Cryoablation Devices, regardless of the refrigerant used. For purposes of clarity, no product that (i) is deployed in an endovascular clinical approach, or (ii) includes an inflatable or expandable member, will be considered to perform substantially similar functions as the Argon-Based Cryoablation Devices.

(d)	Machinery and Equipment. All computers, equipment, machinery, spare parts, tooling, manufacturing fixtures, consoles, console components, instruction manuals, operation manuals and maintenance and repair manuals, and any licenses or software used in connection with manufacturing the Argon-Based Cryoablation Devices or necessary to operate and otherwise use and maintain the Console and all Consoles (including Seller’s rights in items owned by Seller but located on the premises of customers, vendors or suppliers of Seller or other third parties) except for the equipment included in Section 1.2(e) of the Disclosure Letter, but including at least the number of Consoles deployed at customers’ facilities as of September 30, 2006 and specifically including all of those items set forth on Section 1.2(d) of the Disclosure Letter.

(e)	Contracts. All contracts, licenses, commitments, sales orders, purchase orders, invoices, warranties and other agreements of Seller to the extent related to or used in, and which are material to, the Business, including but not limited to (i) service and maintenance contracts (including those set forth on Section 2.22 of the Disclosure Letter), (ii) the “New Agreement” referred to in the Letter Agreement (as defined in Section 1.8(a)(v) below) and (iii) those set forth on Section 2.17(a) of the Disclosure Letter (collectively, the “Assigned Contracts”), except for the contracts listed on Section 1.2(e) of the Disclosure Letter.

(f)	Inventory. All finished Argon-Based Cryoablation Devices (finished goods) and spare parts that are used in servicing the Console, including those in transit or in storage, as well as rights in the same on consignment or memorandum, subject to the rights of consignor (the “Finished Goods and Console Inventory”) including the inventory specified on Schedule 1.1(f).

(g)	Business Information. All business information and related books and records, including working papers, files, computer discs and tapes, software and hardware requirements and specifications, invoices, credit and sales records, customer lists and agreements, all purchase order based arrangements, supplier lists (including supplier cost information and agreements), manuals, instructions, labeling including electronic files, design drawings, business plans and other plans and specifications, accounting books and records, sales literature, current price lists and discounts, promotional signs and literature, marketing and sales programs and materials, and manufacturing and quality control records and procedures to the extent related to the Business (collectively, the “Business Information”) provided, however, that if the Business Information is related to the Business but not used exclusively in the Business, a copy of the same will be provided to Purchaser and provided further, however, that Seller shall be entitled to retain copies of any of the foregoing to the extent reasonably necessary for, and may use such copies solely in connection with, tax or accounting matters or for the defense or prosecution of any action or claim not assigned hereunder; provided further, however, that so long as a copy is provided to Purchaser, Seller shall be permitted to retain any electronic records of the same to the extent included in any computer back ups if such records are mixed in with other information and cannot, using commercially reasonable measures, be separated from unrelated data and information.

(h)	Governmental Permits. To the extent transferable and to the extent related to and used exclusively in the Business, all federal, state, provincial, local, foreign and other governmental licenses, permits, approvals, authorizations, license applications, registrations and other rights, including but not limited to 510(k) submissions, correspondence, and approvals; CE Mark submissions, correspondence, and approvals; and Class III dossier submission and correspondence, as further specified on Exhibit 1.1(h).

(i)	Goodwill. All of the goodwill of the Business, including the right to represent oneself as the successor to the Business; provided, however, that Purchaser shall not be allowed to purport to be the successor of the Seller.

(j)	General. All other properties and assets of every kind, character or description, tangible or intangible, owned by Seller and used or held for use exclusively or are required in connection with the Business, whether or not similar to the items specifically set forth above, except for Intellectual Property of Seller to be licensed to Purchaser under the Technology License Agreement and except for the properties and assets listed on Section 1.2(d) or 1.2(e) of the Disclosure Letter.

1.2	Excluded Assets. Notwithstanding the provisions of Section 1.1, the following assets, rights and privileges are excluded from the Purchased Assets and are collectively referred to as the “Excluded Assets.”

(a)	Cash. All cash in hand, cash equivalents, investments, and bank accounts (including the consideration delivered to Seller pursuant to this Agreement for the Purchased Assets).

(b)	Accounts Receivable. All accounts and notes receivable, employee receivables, deposits, advances, manufacturer and supplier rebates, and all other receivables.

(c)	Real Property. All real property or interests in real property and all buildings, structures, fixtures and improvements located thereon, and all privileges, rights, easements and appurtenances belonging to or for the benefit thereof, owned or leased by Seller.

(d)	Specifically Excluded Assets. Those assets listed on Section 1.2(d) of the Disclosure Letter.

(e)	Shared Assets. Those assets that are used by Seller in the operation of the Business as well as in its other operations and that are listed on Section 1.2(e) of the Disclosure Letter.

(f)	Other. All rights of Seller under this Agreement and all other properties and assets listed on Section 1.2(d) or Section 1.2(e) of the Disclosure Letter, all assets and properties of Seller not used in the Business, and all corporate minute books, records and seals of Seller; provided, however, that Purchaser shall be entitled to obtain copies of any of the foregoing to the extent reasonably necessary in connection with, tax or accounting matters or for the defense or prosecution of any action or claim that is not a Retained Liability.

1.3	Assumption and Retention of Liabilities.

(a)	Assumed Liabilities. Purchaser hereby assumes and agrees to pay or otherwise discharge only those obligations related to the maintenance and service of the Consoles incurred in the ordinary course of the Business prior to the Closing Date, (the “Maintenance Assumed Liabilities”) as well as the obligations of Seller under the contracts listed on Section 2.17(a) of the Disclosure Letter to the extent such obligations accrue and are performable after the Closing Date and those liabilities described on Exhibit 1.3(a) (together with the Maintenance Assumed Liabilities, the “Assumed Liabilities”). The Maintenance Assumed Liabilities are expressly limited to US$100,000.

(b)	Retained Liabilities. Except for the Assumed Liabilities and except as provided in Section 1.3(b)(ii) below, Purchaser shall not assume and hereby expressly disclaims any assumption of any other liabilities, obligations, debts or payables of any nature of Seller, whether or not related to the Business, whether fixed or contingent, known or unknown, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, or otherwise (the “Retained Liabilities”). The Retained Liabilities include, without limitation:

(i)	Debt. All debt, whether long-term or short-term, including capitalized lease or other lease obligations, notes payable and other debt obligations or lease commitments of any kind;

(ii)	Tax Liabilities. Any Tax liabilities of Seller or its Affiliates or assessed on or against any of the Purchased Assets to the extent such Taxes relate to any taxable period or portion thereof ending on or prior to the Effective Time or relate to the transactions contemplated by this Agreement, including without limitation any transfer, recording or conveyance Taxes associated with the transactions contemplated by this Agreement (but specifically excluding any GST, QST or other sales, use or value-added taxes which relate to or are payable in connection with the transactions contemplated hereby); and

(iii)	General Liabilities. Any environmental claims or liabilities, warranty or service claims or liabilities, product claims or liabilities, product recall, toxic tort, litigation or labor or employment claims or liabilities, general liabilities, workers’ compensation claims and any similar obligations or liabilities of Seller existing on the Closing Date or, regardless of when asserted, related to periods, or arising out of events occurring, prior to the Effective Time.

1.4	Purchase Price.

In consideration of assuming the Assumed Liabilities, the entering into of the Technology License Agreement, and the covenants contained in Section 4.9 hereof and subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of Seller contained herein and in consideration of the sale, assignment, transfer and delivery of the Purchased Assets, Purchaser agrees to pay to Seller the sum of US$22,000,000 (the “Initial Purchase Price”). The Initial Purchase Price will be paid by wire transfer, in immediately available funds, in the amount of US$22,000,000 to a bank account designated by Seller.

1.5	Additional Payments by Purchaser. As additional consideration for the Purchased Assets and subject to the conditions set forth in this Section 1.5 and in Section 5.6 (“Right of Set-off”), Purchaser shall make the following payments by wire transfer in immediately available funds (collectively, the “Contingent Purchase Price,” together with the Initial Purchase Price, the “Purchase Price”) to Seller:

(a)	US$1,000,000 payable upon the earlier of: (i) 90 days after Purchaser submits a technical file that contains the information required to be submitted in connection with an application for a CE Mark for Purchaser’s manufacturing location for an Argon-Based Cryoablation Device; or (ii) within five (5) Business Days of Purchaser’s receipt of the CE Mark for Purchaser’s manufacturing location for an Argon-Based Cryoablation Device;

(b)	US$1,000,000 payable within five (5) Business Days of Purchaser’s receipt of the CE Mark for Purchaser’s manufacturing location for an Argon-Based Cryoablation Device;

(c)	US$2,000,000 payable twenty-four (24) months after Closing;

(d)	If Purchaser recognizes more than US$15 million in net sales of the SurgiFrost XL Product in calendar year 2009 (as determined in accordance with GAAP as consistently applied by Purchaser), then Purchaser will pay to Seller, no later than March 31, 2010, an amount equal to (i) US$2,000,000 multiplied by (ii) a fraction, the numerator of which is the lesser of (A) the actual amount of net sales of the SurgiFrost XL Product in 2009 and (B) US$24 million, and the denominator of which is US$24 million. For the purposes of clarity, in no event will the amount payable under this Section 1.5(d) exceed US$2,000,000; and

(e)	If Purchaser recognizes more than US$20 million in net sales of the SurgiFrost XL Product in calendar year 2010 (as determined in accordance with GAAP as consistently applied by Purchaser), then Purchaser will pay to Seller, no later than March 31, 2011, an amount equal to (i) US$2,000,000 multiplied by (ii) a fraction, the numerator of which is the lesser of (A) the actual amount of net sales of the SurgiFrost XL Product in 2010 and (B) US$38 million, and the denominator of which is US$38 million. For the purposes of clarity, in no event will the amount payable under this Section 1.5(e) exceed US$2,000,000. (such amount (if any) payable under this Section 1.5(e), collectively with the payments describe in the foregoing clauses (a) through (d).

Purchaser will, on a quarterly basis through the end of the period in which Seller is eligible to receive additional amounts under subsections (d) or (e) above, provide Seller with a report setting forth its sales of SurgiFrost XL Product for each such quarter. In the event of a dispute as to amounts owed under subsections (d) or (e), such matter shall be resolved as provided in the manner provided in Section 1.6(f) below (with Seller being responsible for the costs of the Neutral Auditor unless the Neutral Auditor determines that Seller is owed more than 110% of the amount for the disputed period than Purchaser indicated was owed).

1.6	Initial Purchase Price Adjustment. The Initial Purchase Price will be adjusted as provided in subsections (a) through (c) below.

(a)	In the event that the book value as of the Effective Time of the working Consoles (i.e., Consoles located at customer’s premises) actually being purchased by Purchaser hereunder is greater than or less than the book value of such Consoles reflected on Seller’s 9/30 Statement of Assets, as defined in Section 2.5(a) below (such amount being CDN $530,879), the Initial Purchase Price will be increased by such excess or decreased by such deficit, as applicable.

(b)	In the event that the book value as of the Effective Time of the Finished Goods and Console Inventory actually being purchased by Purchaser hereunder is greater than or less than the book value of all inventory (including finished goods, work-in-process and raw materials) reflected on Seller’s 9/30 Statement of Assets (such amount being CDN $1,479,000), the Initial Purchase Price will be increased by such excess or decreased by such deficit, as applicable.

(c)	In the event that, as of the Closing Date, Seller owes Purchaser any amounts not related to this Agreement that are in excess of any such amounts that Purchaser owes Seller and that are not being disputed in good faith, the Initial Purchase Price will be decreased by such excess and in the event that, as of the Closing Date, Purchaser owes Seller any amounts not related to this Agreement that are in excess of any such amounts that Seller owes Purchaser and that are not being disputed in good faith, the Initial Purchase Price will be increased by such excess. A good faith estimate of the net amount owed between the parties as of May 31, 2007, is set forth on Schedule 1.6(c).

(d)	Valuation of Assets. For purposes of this Section 1.6, when determining the book value of the Finished Goods and Console Inventory as of the Effective Time, such value will be based on the book value as determined in accordance with Canadian GAAP. Seller will deliver to Purchaser, within 40 days following the Effective Time, a written notice setting forth its calculation of the book value of the Finished Goods and Console Inventory as of the Effective Time.

(e)	Payment of Initial Purchase Price Adjustment. Within 50 days after the Closing, a new purchase price shall be determined using the adjustments noted in Sections 1.6(a), (b) and (c) above. The purchase price so calculated shall be the “Adjusted Purchase Price.” Any difference between the Initial Purchase Price and the Adjusted Purchase Price shall be paid by Purchaser (if the Adjusted Purchase Price is higher than the Initial Purchase Price) or Seller (if the Adjusted Purchase Price is lower that the Initial Purchase Price), as appropriate, by wire transfer within ten (10) Business Days after Seller and Purchaser agree on the Adjusted Purchase Price (or, if later, within ten (10) Business Days of the Neutral Auditor’s determination of the book value of the Finished Goods and Console Inventory pursuant to Section 1.6(f)).

(f)	Resolution of Disputes. If Purchaser objects to the book value Seller provides for any assets pursuant to Section 1.6(d), Purchaser shall provide a written objection with its calculation of what it believes to be the appropriate value and the appropriate adjustment to the Initial Purchase Price. If any such differences are not resolved within fifteen (15) Business Days after delivery to Seller of Purchaser’s written objections, then all amounts remaining in dispute shall, at the election of either party, be submitted to the New York office of KPMG or, if such firm is unable or unwilling to accept the engagement, such nationally recognized accounting firm as is mutually agreed to by the parties (such auditing firm, the “Neutral Auditor”). Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. Except for the fees and expenses of the Neutral Auditor as contemplated by the preceding sentence, all costs and expenses incurred by the respective parties hereto in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such costs and expenses. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by Purchaser and Seller, and not by independent review, only those issues still in dispute. The Neutral Auditor’s determination shall be made within thirty (30) days of its engagement (which engagement shall be made no later than three (3) Business Days after an election by either party to submit the objections to the Neutral Auditor) or as soon thereafter as possible, shall be set forth in a written statement delivered to Purchaser and Seller and shall be final, binding, conclusive and nonappealable; provided, however, that the Neutral Auditor’s determination of book value shall prevent any party from making any claim under Article 5 hereof based on this Section 1.6. In the event that book value of the Finished Goods and Console Inventory as of the Effective Time as determined by the Neutral Auditor is less than 90% of the book value reflected on the written notice delivered by Seller to Purchaser pursuant to Section 1.6(d) then Seller shall pay all of the costs and expenses of the Neutral Auditor; otherwise; Purchaser shall pay all of such costs and expenses.

1.7	Closing. The Closing will be held remotely via facsimile (with original signatures to be sent for next day delivery by Federal Express) or in person at such place as the parties may agree, at 3:00 p.m. on the Closing Date, local Minneapolis, Minnesota time, or at such other time as the parties may agree on the first Business Day after all of the conditions specified in Sections 8.1, 8.2 and 8.3 have been satisfied or waived by the applicable party, or on such other date as the parties may agree. All matters at the Closing will be considered to take place simultaneously and no delivery of any document will be deemed complete until all transactions and deliveries of documents are completed. The Closing will be effective at 11:59 p.m. United States Central Standard Time on the Closing Date (the “Effective Time”). The parties currently anticipate that the Closing will occur on or about June 29, 2007 (the “Anticipated Closing Date”).

1.8	Closing Deliveries.

(a)	Seller Deliveries. Seller shall deliver to Purchaser at or prior to the Closing each of the following except as otherwise contemplated by an Ancillary Agreement:

(i)	Possession and control of the Purchased Assets except for any Consoles in possession of a third party customer, free and clear of all Liens, together with documents evidencing release of any Lien on the Purchased Assets, except for the Permitted Liens;

(ii)	Certified copies of resolutions duly adopted by the Board of Directors of Seller, each authorizing the execution and delivery of this Agreement, the Ancillary Agreements, and all other documents being entered into by Seller, related to, or arising from, this Agreement;

(iii)	A duly executed copy of the License Agreement between Purchaser and Seller, in substantially the form of Exhibit 1.8(a)(iii) attached hereto (the “Technology License Agreement”);

(iv)	A duly executed copy of the Manufacturing Agreement between Purchaser and Seller, in substantially the form of Exhibit 1.8(a)(iv) attached hereto (the “Manufacturing Agreement” and together with the Technology License Agreement, the Letter Agreement and the Termination Agreement referred to in clause (xix) below, the “Ancillary Agreements”);

(v)	A letter agreement in substantially the form of Exhibit 1.8(a)(v) attached hereto duly executed by Seller, Purchaser and Endocare, Inc. (the “Letter Agreement”);

(vi)	A form duly signed by Seller to make the election under subsection 167(1) of Part IX of the Excise Tax Act (Canada) (“GST”), Section 75 of the Quebec Sales Tax Act (“QST”);

(vii)	Intentionally Omitted;

(viii)	Duly executed letters addressed to all relevant regulatory authorities requesting transfers of various regulatory approvals (to the extent any are required);

(ix)	All Consents of or from all Governmental Authorities required hereunder to consummate the transactions contemplated herein, including those applicable to anti-trust law and the Investment Canada Act (to the extent any are required);

(x)	All other Consents of or from all Persons other than Governmental Authorities that are identified in Schedule 1.8(a)(x) shall have been delivered, made or obtained, and Purchaser shall have received copies thereof;

(xi)	All required manufacturing documentation listed on Schedule 1.8(a)(xi);

(xii)	A commercially reasonable opinion of Davies Ward Phillips and Vineberg LLP, counsel to Seller;

(xiii)	All books and records included in the Purchased Assets;

(xiv)	A duly executed Bill of Sale and Assignment in a mutually acceptable form and executed Intellectual Property assignment in a mutually acceptable form and such other instruments of transfer and conveyance as shall have been reasonably requested by Purchaser for the transfer of all of Seller’s right, title and interest to and in the Purchased Assets;

(xv)	Intentionally Omitted;

(xvi)	A conversation between Purchaser and Ernst & Young that gives Purchaser reasonable comfort that it will receive the financial statements referenced in Section 4.13 within the timeframes referenced therein.

(xvii)	Intentionally Omitted;

(xviii)	The certificates required by Sections 8.2(b), (c), and (d);

(xix)	A termination agreement, duly executed by Seller, with respect to the Distribution Agreement and Agent Agreement between Purchaser and Seller, each dated November 9, 2004, in substantially the form attached hereto as Exhibit 1.8(a)(xix) (the “Termination Agreement”);

(xx)	To the extent not delivered prior to the Closing, a file, in such commercially reasonable electronic format as is requested by Purchaser, containing all information concerning the customers of the Business to which Seller both directly ships the Argon-Based Cryoablation Devices and bills for the Argon-Based Cryoablation Devices and which Purchaser reasonably needs to assume such shipping and billing responsibility, which such information shall include the name of the customer, shipping and billing address, name(s) of contact(s) and quantity and type of Argon-Based Cryoablation Devices ordered during the previous two (2) years and price paid for such Argon-Based Cryoablation Devices and such other information as is reasonably requested by Purchaser and which Seller can provide; and

(xxi)	Other duly executed agreements, deeds, certificates or other instruments of conveyance, transfer and assignment as shall be necessary, in the reasonable, good faith opinion of Purchaser, to vest in Purchaser good, valid and marketable title to the Purchased Assets.

(b)	Purchaser Deliveries. Purchaser shall deliver to Seller at or prior to the Closing each of the following:

(i)	The Initial Purchase Price via wire transfer of immediately available funds;

(ii)	Executed copies of each of the Ancillary Documents;

(iii)	A duly executed assumption agreement in a mutually acceptable form and such other instruments, certificates or documents as shall have been reasonably requested by Seller for the assumption of the Assumed Liabilities as provided in Section 1.3(a) of this Agreement (the “Assumption Agreement”);

(iv)	Certified copies of resolutions duly adopted by the Board of Directors of Purchaser, each authorizing the execution and delivery of this Agreement, the Ancillary Agreements, and all other documents being entered into by Purchaser, related to, or arising from, this Agreement;

(v)	The certificates required by Sections 8.3(b) and (c);

(vi)	The Termination Agreement, duly signed by Purchaser;

(vii)	A commercially reasonable opinion of Oppenheimer Wolff & Donnelly LLP, counsel to Purchaser;

(viii)	A form duly signed by Purchaser to make the election under subsection 167(1) of Part IX of the Excise Tax Act (Canada) (“GST”), Section 75 of the Quebec Sales Tax Act (“QST”); and

(ix)	All other documents required to be delivered by Purchaser in connection with the transactions contemplated hereby, including the counterpart signature pages of all other documents referred to in Section 1.8 to the extent Purchaser is a party thereto.

1.9	Further Assurances. After the Closing, Seller shall from time to time, at the request of Purchaser and without further cost or expense to Purchaser, execute and deliver such other instruments of conveyance and transfer as Purchaser may reasonably request in order to more effectively consummate the transactions contemplated herein and to vest in Purchaser good and marketable title to the Purchased Assets. To the extent any of the Purchased Assets are not assigned or assignable to Purchaser or if any necessary consent to such assignment shall not have been obtained by Seller as of the Closing Date, Seller shall hold in trust for the benefit of Purchaser all of Seller’s right, title and interest to such Purchased Assets and, insofar as permissible, from time to time, assign such interest to Purchaser. Seller shall cooperate in any reasonable arrangement to the end that Purchaser shall be provided the use and benefits of such Purchased Assets. Notwithstanding anything in this Agreement to the contrary, neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, contract, license, permit, lease, commitment, sales order or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent or approval of any other party thereto or issuer thereof would constitute a breach thereof or in any way adversely affect the rights to be assigned. Nothing in this Section 1.9, however, shall be deemed to waive any provision set forth in Article 5 or release Seller from its obligation to defend, indemnify and hold Purchaser harmless from any loss, liability or damage suffered by Purchaser resulting from any failure by Seller to transfer and assign the Purchased Assets as required by this Agreement.

1.10	Allocation of Purchase Price. Purchaser and Seller hereby agree to and shall allocate the Purchase Price for Tax purposes among the Purchased Assets, the Technology License Agreement and the covenant contained in Section 4.9(b) as set forth on Schedule 1.10.

1.11	Goods and Services Tax.

(a)	Seller has represented, and Purchaser acknowledges, that the Purchased Assets, together with the technology licensed under the Technology License Agreement, constitutes a business of Seller and comprise all or substantially all of the property reasonably necessary for Purchaser to be capable of carrying on the Business as a business. If the purchaser of the Purchased Assets and the licensee under the Technology License Agreement are the same person, Seller and Purchaser (or its permitted assignee) shall jointly elect under subsection 167(1) of Part IX of the Excise Tax Act (Canada) (“GST”), Section 75 of the Quebec Sales Tax Act (“QST”), and any equivalent or corresponding provision under any applicable provincial or territorial legislation, that no tax be payable with respect to the purchase and sale of the Purchased Assets under this Agreement. Each of the parties shall cooperate in good faith with each other and each party agrees to and shall make such election(s) on a timely basis in prescribed form containing prescribed information. Purchaser shall file such election(s) in compliance with the requirements of Applicable Law.

(b)	The Purchaser (or its permitted assignee) and Seller are duly registered (or will be effectively registered on or prior to Closing) under the GST and QST (and under any other sales tax act, if applicable). The Purchaser and Seller agree and acknowledge that the purchase price payable by the Purchaser for the Purchased Assets is exclusive of any GST or QST or any other applicable Tax.

(c)	The Seller shall charge and the Purchaser (or its permitted assignee) shall pay GST and QST and any other applicable Tax on the amount of the purchase price allocated to the Seller’s covenants under this Agreement as set forth on Schedule 1.10.

(d)	The Seller shall charge and the Purchaser (or its permitted Assignee) shall pay GST and QST and any other applicable Tax on the amount of the purchase price allocated to the Technology License Agreement under this Agreement, unless the licensee under the Technology License Agreement represents to Seller that it is not a resident of Canada and is not registered for GST and QST purposes.

(e)	Purchaser agrees to indemnify and hold harmless Seller in respect of any Tax, penalties and interest (excluding the Tax referred to in Section 1.11(f)) that may be assessed against Seller in the event and to the extent that any applicable Governmental Authority takes the position that the election(s) referred to in Section 1.11(a) above may not be made in respect of the transactions contemplated by this Agreement or otherwise determines that a Tax is payable by Purchaser in respect of the transactions contemplated by this Agreement or the Technology License Agreement.

(f)	In the event that the Canada Revenue Agency assesses either the Seller or the Purchaser for any Tax under Part XIII of the Income Tax Act (Canada) in connection with Purchaser’s covenant contained in Section 4.9(a), Purchaser will indemnify Seller for 50% of the amount of any such Tax assessed against the Seller and Seller shall indemnify Purchaser for 50% of the amount of any such Tax assessed against the Purchaser on the first US $200,000 of any such Tax (with Seller or Purchaser, as the case may be, responsible for the other 50%), and the Purchaser shall be solely responsible for 100% of any amounts of such Tax above such figure and shall indemnify Seller accordingly. Any indemnity amount paid by Purchaser under this Section 1.11(f) shall not be subject to the Maximum Amount.

(g)	Purchaser’s obligation to indemnify Seller for certain Taxes as contemplated under Section 1.11(f) is conditioned upon Seller not taking any action (other than an action Seller is required to take under any Applicable Law) that would directly result in a Governmental Authority imposing or increasing the applicable Tax.

(h)	With respect to any Purchased Assets situated outside of Canada at Closing, Seller shall charge and Purchaser (or its permitted assignee) shall pay any applicable sales or value-added taxes on the amount of the purchase price allocated to the Purchased Assets under this Agreement to the extent the same is required under any Applicable Law.

(i)	In the event that any Governmental Authority takes any action that may affect any QST/GST Tax owed as a result of the transactions contemplated herein, Seller will promptly notify Purchaser as soon as it learns of any such action an act in accordance with reasonable instructions received from Purchaser with respect thereto.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Purchaser to enter into this Agreement, with the understanding that Purchaser will be relying thereon in consummating the transactions contemplated hereunder, Seller hereby represents and warrants to Purchaser that except as set forth in the Disclosure Letter delivered by Seller to Purchaser on the date hereof and as of the Closing as though made at the Closing (the “Disclosure Letter”) the statements contained in this Article 2 are true and correct. Any item, information or facts set forth in the Disclosure Letter will be deemed adequate to disclose an exception to a representation and warranty made in this Article 2 unless a reasonable person would not reasonably understand the exception taken from the item, information or facts on their face. In addition, any item, information or facts disclosed in one section or subsection of the Disclosure Letter will be deemed to be disclosed in all other applicable sections or subsections of the Schedule if the relevance of such disclosure to such other sections or subsections is readily apparent on its face or such disclosure is specifically identified by cross reference or otherwise in the Disclosure Letter. For purposes of clarity, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

2.1	Corporate Organization and Power. Seller is a company duly organized and validly existing under the laws of the province of Quebec, and has all requisite corporate power and authority, and all governmental licenses, governmental authorizations, governmental consents and governmental approvals, required to carry on its business as now conducted and to own, lease and operate the assets and properties of Seller as now owned, leased and operated. Seller is duly qualified or licensed to do business as a foreign corporation where required and is in good standing in every jurisdiction in which the character or location of its properties and assets owned, leased or operated by Seller or the nature of the business conducted by Seller requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing in such other jurisdiction could not, individually or in the aggregate, have a Material Adverse Effect.

2.2	Authorization. Seller has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated herein and therein. The Board of Directors of Seller has taken all action required by law and Seller’s constating documents and otherwise to duly and validly authorize and approve the execution, delivery and performance by Seller of this Agreement, the Ancillary Agreements and the consummation by Seller of the transactions contemplated herein and therein and no other corporate proceedings on the part of Seller are, or will be, necessary to authorize this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. Seller does not require any approval of its shareholders to enter into this Agreement or the Ancillary Agreements or to consummate the transactions contemplated thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and assuming the due authorization, execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

2.3	Non-Contravention. Neither the execution, delivery or performance by Seller of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated herein and therein will (a) violate the constating documents of Seller, (b) violate any provision of any Applicable Law binding upon or applicable to Seller, or any of the Purchased Assets or the Licensed Technology; (c) result in the creation or imposition of any Lien on any of the Purchased Assets, other than Permitted Liens or (d) other than as set forth in Section 2.3 of the Disclosure Letter constitute a default under (with or without due notice or lapse of time or both), result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments or acceleration under any terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license, contract, franchise, permit, instrument or other agreement or obligation relating to the Business and to which Seller is a party, or by which any of Seller’s properties or assets used in the Business may be bound.

2.4	Consents and Approvals. Except as set forth in Section 2.4 of the Disclosure Letter, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (hereinafter sometimes separately referred to as a “Consent” and sometimes collectively as “Consents”) any individual or entity, including without limitation any Governmental Authority or Person, is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Seller or the consummation by Seller of the transactions contemplated herein and therein To the Knowledge of Seller, there are no facts or circumstances that would prevent or materially delay obtaining any of the Consents.

2.5	Financial Statements of Seller; Undisclosed Liabilities.

(a)	Attached to Section 2.5 of the Disclosure Letter is a preliminary draft of : (i) an unaudited Statement of Revenues and Direct Expenses of the Business for the year ended September 30, 2006 and for the six-month period ended March 31, 2007, which reflects the revenues, cost of goods sold and direct expenses of the Business for such periods and (ii) an unaudited Statement of Assets Acquired and Liabilities Assumed as of September 30, 2006, (the preliminary draft being referred to herein as the “9/30 Statement of Assets”) and as of March 31, 2007, which reflects the inventory, equipment, intangible assets, deferred revenue and accrued warranty liability of the Business as of such dates (collectively, the “Draft Seller Financial Statements”). The Draft Seller Financial Statements as of and for the period ended September 30, 2006 are based upon and have been prepared in good faith from the information contained in the books and records of Seller and fairly present in all material respects the financial condition of the Business as of September 30, 2006, and the results of operations of the Business for the twelve month period then ended. The Draft Seller Financial Statements as of and for the six-month period ended March 31, 2007 are based upon and have been prepared in good faith from the information contained in the books and records of Seller and, to the Knowledge of Seller, fairly present in all material respects the financial condition of the Business as of March 31, 2007, and the results of operations of the Business for the six month period then ended. For greater certainty, all of the above statements will be prepared in Canadian GAAP and reconciled to GAAP.

(b)	All accounts, books and ledgers of Seller related to the Business are complete in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(c)	Except as and to the extent reflected in the “9/30 Statement of Assets”, Seller does not have any liabilities or obligations related to the Business (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities of not more than US$50,000 in the aggregate that have arisen after September 30, 2006 in the ordinary course of business, consistent with past custom and practice (none of which is a liability for breach of contract, breach of warranty, violation of Applicable Law, tort, infringement, claim or lawsuit).

2.6	Absence of Certain Changes. Except as otherwise authorized by this Agreement, since the date of the 9/30 Statement of Assets, Seller has owned and operated its assets, properties and businesses related to the Business in the ordinary course of business and consistent with past practice and in connection with the Business, there has not been:

(a)	any change, effect, event, occurrence, state of facts or development that individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(b)	any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money that has resulted in a Lien on the Purchased Assets or Licensed Technology;

(c)	any change in any method of accounting or accounting practice by Seller, except for any such change required by reason of a change in Canadian GAAP and concurred with by Seller’s independent public accountants;

(d)	acquisition or disposition of assets related to the Business, except for acquisitions or sales of inventory or consoles at customer’s premises in the ordinary course of business consistent with past practice;

(e)	any creation or assumption by Seller of any Lien on the Purchased Assets or Licensed Technology;

(f)	any material damage, destruction or loss (whether or not covered by insurance) from fire or other casualty to its tangible property; or

(g)	any authorization of, or commitment or agreement to take any of, the foregoing actions except as otherwise permitted by this Agreement.

2.7	Assets and Properties. Except as disclosed in Section 2.7(a) of the Disclosure Letter, Seller has good and valid right, title and interest, free and clear of all Liens, in and to or, in the case of leased properties or properties held under license, good and valid leasehold or license interests in, all of its assets and properties included in the Purchased Assets, including, but not limited to, all of the equipment and all other assets and properties (personal or mixed, tangible or intangible) reflected in the 9/30 Statement of Assets and all of the assets purchased or otherwise acquired since the date of the 9/30 Statement of Assets, except those assets and properties disposed of in the ordinary course of business after the date of the 9/30 Statement of Assets. No customer of the Business has made any deposit with the Seller which has not been returned to the customer and no customer of the Business has prepaid for any goods or services which have not been delivered or rendered except as set forth on Section 2.7(b) of the Disclosure Letter.

2.8	Sufficiency of Purchased Assets; Operation of Business. Except as set forth in Section 2.8 of the Disclosure Letter, the Purchased Assets, together with the Licensed Technology, constitute, and on the Closing Date will constitute, all of the assets, properties and rights used by or under authority of Seller used in the Business as currently conducted or proposed to be conducted by Seller, including without limitation with respect to products, technology or services currently under development and constitute, and on the Closing Date will constitute, all of the assets and rights that are necessary to allow Purchaser to operate the Business in the same manner in which the Business is currently operated. Other than as disclosed in Section 1.2(e) of the Disclosure Letter, there are no assets or properties used by Seller in the conduct of the Business that will not be transferred or licensed to Purchaser under this Agreement or the Ancillary Agreements. There are no items listed in Section 1.2(d) or 1.2(e) of the Disclosure Letter that are necessary to allow Purchaser to operate the Business in the same manner in which the Business is currently operated which cannot be readily purchased by Purchaser from commonly available vendors of commercial goods. If Seller is in breach of the immediately preceding sentence, then Seller will, at no additional cost to Purchaser, deliver to Purchaser the item(s) that is(are) causing Seller to so be in breach, or a duplicate of such item(s).

2.9	Manufacturing and Marketing Rights. Except as set forth on Section 2.9 of the Disclosure Letter, Seller has not granted rights to manufacture, produce, assemble, license, market, or sell any Argon-Based Cryoablation Devices to any other person and is not bound by any agreement that will affect Purchaser’s right to develop, manufacture, assemble, distribute, market or sell such products.

2.10	FDA and Regulatory Matters. In connection with the Business:

(a)	Seller has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Argon-Based Cryoablation Devices in jurisdictions where it currently conducts such activities or contemplates conducting such activities with respect to an Argon-Based Cryoablation Device except where failure to obtain the same would not have a Material Adverse Effect on Seller (collectively, the “Seller Licenses”). Seller is in compliance in all material respects with the terms and conditions of each Seller License. Seller is in compliance in all material respects with all Applicable Laws regarding registration, license, certification for each site at which an Argon-Based Cryoablation Device or Console is manufactured, labeled, sold, or distributed. All manufacturing operations performed by or on behalf of Seller have been and are being conducted in all material respects in compliance with the Quality, Standards and Training regulations of the FDA (21 CFR Parts 808 and 820) as applicable and, to the extent applicable to Seller, counterpart regulations in the European Union and all other countries where compliance is required. Seller is in compliance in all material respects with all applicable reporting requirements for all Seller Licenses or plant registrations including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under Applicable Law. Section 2.10(a) of the Disclosure Letter sets forth a list of all Seller Licenses.

(b)	Seller is in compliance in all material respects with all FDA and non-United States equivalent agencies and other Applicable Laws relating to the maintenance, compilation and filing of reports, including medical device reports, with regard to an Argon-Based Cryoablation Device or Console. Section 2.10(b) of the Disclosure Letter sets forth a list of all material applicable adverse event reports related to the Products, including any Medical Device Reports (as defined in 21 CFR 803). Section 2.10(b) of the Disclosure Letter sets forth a list of all complaint review and analysis reports of Seller pertaining to an Argon-Based Cryoablation Device or Console, including information regarding complaints by product and root cause analysis of closed complaints, which reports are correct in all material respects.

(c)	Seller has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of Seller’s Argon-Based Cryoablation Devices or Consoles or (ii) otherwise alleging any violation of Applicable Law by Seller.

(d)	Except as set forth on Section 2.10(d) of the Disclosure Letter, there have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken or, to Seller’s Knowledge, threatened by the FDA or any other Governmental Authority with respect to any of Seller’s Argon-Based Cryoablation Devices or Consoles, including any facilities where any such products are produced, processed, packaged or stored, and Seller has not within the last three years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any Argon-Based Cryoablation Devices or Consoles or provided post-sale warnings regarding any Argon-Based Cryoablation Devices or Consoles.

(e)	Seller has not directly conducted any clinical trials in connection with the Business. For greater certainty all clinical evaluations conducted with respect to the Business were conducted by third parties.

(f)	All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by Seller with regard to Seller’s Argon-Based Cryoablation Devices or Consoles, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date hereof, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

2.11	Reimbursement/Billing. In connection with the Business:

(a)	The Argon-Based Cryoablation Devices are not covered by: (a) Medicare (Title XVIII of the Social Security Act (“Medicare”)), under a national coverage decision providing for payment for the Argon-Based Cryoablation Devices; (b) any state Medicaid programs (Title XIX of the Social Security Act (“Medicaid”)); or (c) any private third party payors (“Third Party Payors”). Any Third Party Payor that has been requested to approve Seller’s products for reimbursement and has declined to do so is identified on the Disclosure Letter. Seller is neither a provider nor a supplier under Medicare, Medicaid or any other government-sponsored health care program (collectively, “Government Programs”), and does not bill any Government Program or Third Party Payor for its products.

(b)	There is no pending, nor to the Knowledge of Seller, threatened, proceeding or investigation under any Government Program involving Seller.

(c)	To the Knowledge of Seller, Seller has not arranged with or contracted with (by employment or otherwise) any person who is excluded from participation in any Government Program for the provision of items or services for which payment may be made under any such Government Program. To the Knowledge of Seller, none of its officers, directors, agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), has been excluded from any Government Program or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b.

(d)	Except as disclosed on Section 2.11(d) of the Disclosure Letters neither Seller nor to the Knowledge of Seller, any director, officer or employee of Seller, nor any agent acting on behalf of or for the benefit of any of the foregoing, has knowingly, directly or indirectly in connection with Seller: (i) offered or paid any remuneration, in cash or in kind, to or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, contractors or employees of Third Party Payors or Government Programs in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, Third Party Payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business and in compliance with Seller’s compliance program; or (iii) made any false entries on any of Seller’s books or records for any purpose prohibited by Applicable Law.

(e)	Neither Seller nor to the Knowledge of Seller, nor any director, officer or employee of Seller is a party to any contract to provide services, lease space or lease equipment to Seller with any physician, health care facility, hospital or other person who Seller knows is in a position to make or influence referrals to Seller where such contract or provision of services or space is prohibited by Applicable Law.

2.12	Compliance with Applicable Laws. With respect to the Business and the Purchased Assets, Seller has not violated or infringed, nor is it in violation or infringement of or aware of any potential violations or infringement of, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority in connection with its activities, and Seller and each of its officers, directors, agents and employees have complied with all Applicable Laws except where the violation or infringement would not have a Material Adverse Effect on the Seller or the Business. No claims have been filed against Seller alleging a violation of any Applicable Law in connection with the Business and the Purchased Assets. For greater certainty, Section 2.12 does not cover and is pre-empted in its entirety on the matters covered by the representations and warranties in Section 2.10, 2.11, 2.14, 2.15 and 2.22.

2.13	Compliance Program. Seller has reviewed with Purchaser all materials with respect to its compliance programs related to the Business.

2.14	Permits. Section 2.14 of the Disclosure Letter sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities (and all other Persons) necessary for Seller to conduct the Business and own and operate the Purchased Assets (the “Permits”). Each Permit is valid and in full force and effect and none of the Permits will be terminated, revoked, modified or become terminable or impaired in any respect for any reason, except as would not have a Material Adverse Effect. Seller has conducted the Business in compliance with all material terms and conditions of the Permits. The term Permits shall not include any Seller License as defined in Section 2.11 hereof.

2.15	Inventories. All inventories of Seller reflected in the 9/30 Statement of Assets and all Finished Goods and Console Inventory to be delivered to Purchaser pursuant to this Agreement: (a) consist of items of merchantable quality and quantity usable and salable in the ordinary course of business, (b) are salable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by Seller therefor, (c) conform to the specifications established therefor, and (d) have been manufactured in accordance with all Applicable Laws. The quantities of all such inventories, materials and supplies of Seller are not obsolete, damaged, slow-moving, defective or excessive and the present quantities of all inventory, materials and supplies of Seller are reasonable in the present circumstances of the Business as a whole, as currently conducted.

2.16	Litigation. Except as set forth in Section 2.16 of the Disclosure Letter there are no (a) actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, “Proceedings”), nor any investigations or reviews by any Governmental Authority against or affecting the Business, pending or, to Seller’s Knowledge, threatened, against or by Seller relating to the Business or any of the Purchased Assets or Licensed Technology or which seek to enjoin or rescind the transactions contemplated by this Agreement or the Ancillary Agreements; or (b) existing orders, judgments or decrees of any Governmental Authority naming Seller as an affected party in connection with the Business or otherwise affecting any of the Purchased Assets.

2.17	Contracts.

(a)	Section 2.17(a) of the Disclosure Letter lists the following Contracts of Seller relating to the Business that remain in effect as of the date hereof (collectively, the “Scheduled Contracts”):

(i)	Each Contract relating to all machinery, tools, equipment and other tangible personal property (other than inventory and supplies) owned, leased or used by Seller, except for items having a value of less than US$10,000 which do not, in the aggregate, have a total value of more than US$25,000 or having a remaining term of longer than six (6) months or that are not cancelable by Seller in its discretion and without penalty upon notice of sixty (60) days or less.

(ii)	Each Contract to which Seller is a party pursuant to which Seller has agreed to sell any products or provide any service and (i) that would reasonably be expected to involve payments by or to Seller in excess of US$25,000, or (ii) the absence of which would have a Material Adverse Effect on the Business.

(iii)	All Contracts relating to, or evidences of, or guarantees of, or providing security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset).

(iv)	Each consulting, development, joint development, research and development or similar Contracts relating to development of Seller’s Argon-Based Cryoablation Devices or Intellectual Property in effect as of the date hereof and each Contract under which Seller has granted or obtained a license to Intellectual Property, other than commercial software licenses.

(v)	All acquisition, partnership, joint venture, teaming arrangements or other similar Contracts.

(vi)	All Contracts for clinical or marketing trials relating to Seller’s products and all Contracts with physicians, hospitals or other healthcare providers, or other scientific or medical advisors.

(b)	Except as disclosed in Section 2.17(b) of the Disclosure Letter, Seller has not entered into, nor does it plan on entering into, any independent sales representative or distribution agreements (other than the distribution agreement and agency agreement with Purchaser), supply agreements, sales agreements or similar Contracts relating to or providing for the marketing, manufacturing or sale of the Purchased Assets anywhere in the world. Other than Purchaser, Seller does not have any independent (i.e., non-employee) sales representatives for the Purchased Assets anywhere in the United States. Except as set forth in Section 2.17(b) of the Disclosure Letter, Seller has not entered into, nor does it plan on entering into, any vendor or supply agreements with respect to any products used exclusively in the Business that have a duration over three months and any vendor or supply agreements are only on a purchase order basis.

(c)	Seller has delivered to Purchaser true and correct copies of all such Scheduled Contracts. Except as disclosed in Section 2.17(c) of the Disclosure Letter, none of the Scheduled Contracts contain a provision requiring the consent of any party with respect to the consummation of the transactions contemplated herein. No notice of default arising under any Scheduled Contract has been delivered to or by Seller. Each Scheduled Contract is a legal, valid and binding obligation of Seller, and each other party thereto, enforceable against each such party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, and neither the Seller nor any other party thereto is in breach, violation or default thereunder.

(d)	Seller is not a party to any Contract in which it has agreed not to compete in any business that purports to be binding upon a purchaser of any of the Purchased Assets or the licensee or acquirer of any of the Licensed Technology.

2.18	Intellectual Property.

(a)	Section 2.18(a) of the Disclosure Letter lists all Intellectual Property that: (i) is owned by, licensed to or otherwise controlled by Seller in connection with its operation of the Business; (ii) is used in, has been, or is being developed for use in, or necessary to the conduct of the Business as now conducted or currently planned to be conducted; or (iii) has been licensed to or from third parties in connection with the Business (collectively, the “Business Intellectual Property”). The Disclosure Letter also lists all Business Intellectual Property (including invention disclosures and/or records) that is registered with, has been applied for, or has been issued by the U.S. Patent and Trademark Office, U.S. Copyright Office or a corresponding foreign governmental or public authority. Seller has delivered or made available to Purchaser complete and accurate copies of all material correspondence, litigation documents, agreements, file histories and office actions relating to the patents and patent applications and invention disclosures listed in Section 2.18(a) of the Disclosure Letter. Except as disclosed in Section 2.18(a) of the Disclosure Letter, the Seller does not possess any material documents pertaining to litigation involving the Business Intellectual Property. Each item of Business Intellectual Property owned, licensed or used by Seller immediately prior to the Effective Time hereunder will be owned, licensed or available for use by Purchaser on identical terms and conditions immediately after the Effective Time pursuant to this Agreement or the Ancillary Agreements. Neither the consummation of the transaction contemplated by this Agreement nor the transfer to Purchaser of any contracts, licenses, agreements or Business Intellectual Property will cause or obligate Purchaser (i) to grant to any third party any rights or licenses with respect to any Business Intellectual Property of Purchaser; or (ii) pay any royalties or other amounts in excess of those being paid by Seller prior to the Closing; nor result in the loss of, or otherwise adversely affect, any ownership rights of Seller in any Business Intellectual Property or result in the breach or termination of any license, contract or agreement to which Seller is a party respecting any material Business Intellectual Property. None of the Transferred Patent Rights, any other Transferred Intellectual Property or any of the Licensed Technology has been abandoned by Seller.

(b)	Except as disclosed on Section 2.18(b) of the Disclosure Letter, Seller owns, free and clear of any Lien, and possesses all right, title and interest, or holds a valid license, in and to all Business Intellectual Property, and has taken all reasonable action to protect the Business Intellectual Property. The Business Intellectual Property owned or licensed by Seller constitutes all the Business Intellectual Property necessary to the conduct of the Business as it is currently conducted. There are no royalties, fees, honoraria or other payments payable by Seller to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Business Intellectual Property other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business. Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of the Business Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with any currently registered or applied for Business Intellectual Property, have been paid, all formal legal requirements (including the timely post-registration applications) relating to any material Business Intellectual Property currently registered or applied for have been made, and all necessary documents, recordations and certificates in connection with Business Intellectual Property have been filed with the relevant patent, trademark or other authorities in the U.S. or foreign jurisdictions, as the case may be, for the purposes of perfecting and maintaining the Business Intellectual Property. No Business Intellectual Property or product, technology or service of the Business is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Seller or may affect the validity, use or enforceability of such Business Intellectual Property. Section 2.18(a) of the Disclosure Letter lists all action, including the payment of any fees, that must be, performed by, or on behalf of, Seller in the ninety-day period following the date hereof, with respect to any application for, perfection of, preservation of, or continuation of any rights of Purchaser with respect to any Business Intellectual Property, including the filing of any patent applications, response to Patent Office actions or payment of fees, including renewal fees.

(c)	Exhibit 1.1(c)(iv) lists the trademarks included in the Business Intellectual Property. Seller is the registrant and sole legal and beneficial owner of the trademarks included in the Business Intellectual Property, free and clear of all Liens. There are no Internet domain names used exclusively by Seller in the Business.

(d)	No personnel, including employees, agents, consultants and contractors, of Seller who have contributed to or participated in the conception or development, or both, of the Business Intellectual Property had or has any ownership interest therein, the Seller being the full, effective, sole and exclusive and original ownership of all tangible and intangible property thereby arising.

(e)	To the Knowledge of Seller, except as disclosed in Section 2.18(e) of the Disclosure Letter, neither the Argon-Based Cryoablation Devices nor the Consoles, nor the Trademarks nor the conduct of the Business by Seller has infringed, misappropriated or conflicted with, or does infringe, misappropriate or conflict or has been alleged in writing to infringe, misappropriate or conflict with any intellectual property right of any other Person. To the Knowledge of Seller, except as disclosed in Section 2.18(e) of the Disclosure Letter the method of operation of the Argon-Based Cryoablation Devices and/or the Console has not infringed, misappropriated or conflicted with, and does not infringe, misappropriate or conflict, or has been alleged in writing to infringe, misappropriate or conflict with any intellectual property right of any other Person. Except as set forth in Section 2.18(e) of the Disclosure Letter, Seller has not received any notice from any third party of any infringement, misappropriation or violation by Seller of any intellectual property right of any third party and no notice has been received by Seller challenging Seller’s ownership or claim to invention priority to any of the Business Intellectual Property. Except as set forth in Section 2.18(e) the Disclosure Letter, no claim by any third party contesting the validity of any Business Intellectual Property has been made, is currently outstanding or, to the Knowledge of Seller, is threatened or is aware of any facts or circumstances that it reasonably expects to give rise to such a claim. To the Knowledge of Seller, no third party is infringing any Business Intellectual Property right of Seller.

(f)	All patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, interferences, continuations and continuations in part, that are owned by Seller and that are used solely in connection with the Business are set forth on Schedule 2.18(f) and are being licensed to the Purchaser pursuant to the Technology License Agreement.

(g)	Seller has not filed, and to the Knowledge of Seller no person or entity has filed on behalf of Seller, any application for a patent which is pending which discloses subject matter that if claimed would pertain solely to the Purchaser Field of Use to or to which Purchaser would need a license to operate in the Purchaser Field of Use so as not to infringe any rights of Seller.

2.19	Tax Matters.

(a)	Seller has made or will make all Tax Returns it is required to file on or prior to the Closing Date available to Purchaser, with copies of such Tax Returns filed after the effective date of this Agreement provided to Purchaser at least three (3) days prior to filing such Tax Return if needed by Purchaser to prepare its Tax Returns in accordance with applicable law. None of the Purchased Assets are, and none of the Purchased Asset at the Effective Time will be, subject to any Liens for unpaid Taxes. Seller is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

(b)	With the exception of any GST, QST or other sales, use or value added taxes which relate to or are payable in connection with the transactions contemplated hereby, Seller has not taken any actions, or failed to take any actions, that could result in any Taxes being imposed on Purchaser as the purchaser of the Purchased Assets and the successor to the Business which relate to any time period preceding the Closing Date.

2.20	Orders, Commitments and Returns. All accepted and unfulfilled orders for the sale of products and the performance of services entered into by Seller and all outstanding contracts or commitments for the purchase of supplies, materials and services by or from Seller and that are included in the Assigned Contracts were made in bona fide transactions in the ordinary course of business. There are no material claims against Seller in connection with the Business to return products by reason of alleged over-shipments, defective products or otherwise, or of products in the hands of customers, retailers or distributors under an understanding that such products would be returnable.

2.21	Product Liability Claims. Other than as set forth in Section 2.21 of the Disclosure Letter, in connection with the Business, Seller has never received a material claim, or incurred any uninsured or insured liability, for or based upon failure to warn, breach of product warranty (other than warranty service and repair claims incurred in the ordinary course of business and expensed as warranty expense on the Latest Financial Statements for the period in which incurred), strict liability in tort, general negligence, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in, but not limited to, product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of its products or from the provision of services (“Product Liability Claim”). Seller has disclosed to Purchaser each Product Liability Claim received by Seller.

2.22	Warranties; Maintenance Obligations. All products manufactured or sold, and all services provided, by Seller relating to the Business have complied, and are in compliance with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto. No product or service manufactured, sold, delivered or performed by Seller relating to the Business is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions set forth in Section 2.22 of the Disclosure Letter. The terms of all standard and all material non-standard product and service warranties and product return, sales credit, discount, warehouse allowance, advertising allowance, demo sales and credit policies of Seller relating to the Business are specifically set forth in the Disclosure Letter. Seller has delivered to Purchaser prior to the date hereof complete and accurate copies of all such warranties and policies. A list of all contracts or agreements pursuant to which Seller has agreed to perform maintenance obligations with respect to any Argon-Based Cryoablation Devices (including Consoles) sold or delivered by Seller are set forth in Section 2.22 of the Disclosure Letter, along with an indication (by customer) of when such obligation ceases. Seller has delivered to Purchaser prior to the date hereof complete and accurate copies of all such contracts and agreements.

2.23	Relations with Suppliers. In connection with the Business, no material current supplier of Seller has canceled any contract or order for provision of, and there has been no threat by any such supplier not to provide, raw materials, products, supplies or services to the businesses of Seller either prior to or following the Effective Time. Section 2.23 of the Disclosure Letter lists each material supplier to Seller relating to the Business that is a material source of a particular raw material, product, supply or service.

2.24	Intentionally Omitted.

2.25	Brokers. Neither Seller nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby except for fees that will be owed to HSBC for which Seller shall be solely liable.

2.26	Business Generally. Since the date of the 9/30 Statement of Assets, there has been no event, transaction or information that, as it relates directly to the Business, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business taken as a whole.

2.27	Disclosure. To the Knowledge of Seller, no representation or warranty by Seller in this Agreement and no statement contained or to be contained in any document, certificate or other writing furnished or to be furnished by Seller to Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There is no fact that has not been disclosed to Purchaser of which any individual named in the definition of “Knowledge of Seller” has actual knowledge that will have a Material Adverse Effect. Each of the individuals referenced in the definition of “Knowledge of Seller” has read this Agreement, the Disclosure Letter and each of the Ancillary Agreements.

2.28	Investigation by Purchaser. Notwithstanding anything to the contrary in this Agreement, (a) no investigation by Purchaser shall affect the representations and warranties of Seller under this Agreement or contained in any other writing to be furnished to Purchaser in connection with the transactions contemplated hereunder and (b) such representations and warranties shall not be affected or deemed waived by reason of the fact that Purchaser should have known that any of the same is or might be inaccurate in any material respect; but in each case only so long as Purchaser did not actually know of the material inaccuracy on the date hereof and if Purchaser did actually know of the material inaccuracy on the date hereof, then it shall not be entitled to any indemnification for Damages that relate to such material inaccuracy.

2.29	No Other Representations. Other than the representations and warranties set herein, Seller does not make any representation or warranty whatsoever, express or implied, regarding the Purchased Assets; provided, however, that such disclaimer shall not apply to any representations and warranties that Seller makes or will make, and Purchaser expressly reserves any and all rights it may have, under any of the Ancillary Agreements.

2.30	GST and QST Registration. The Seller is a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and Chapter VIII of the Quebec Sales Tax Act by the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF

PURCHASER

As a material inducement to Seller to enter into this Agreement, with the understanding that Seller will be relying thereon in consummating the transactions contemplated hereunder, Purchaser hereby represents and warrants to Seller that the statements contained in this Article 3 are true and correct.

3.1	Corporate Existence and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota and has all requisite corporate power and authority required to own, operate and lease its assets and properties as now owned, leased and operated and to carry on its businesses as now being conducted.

3.2	Authorization. Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereunder. The Board of Directors of Purchaser has taken all action required by law, its Certificate of Incorporation and bylaws and otherwise to duly and validly authorize and approve the execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements and the consummation by Purchaser of the transactions contemplated herein and therein and no other corporate proceedings on the part of Purchaser are, or will be, necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by Seller of this Agreement and the Ancillary Agreement, constitute the legal, valid and binding obligations of Purchaser enforceable against it in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3	Consents and Approvals. No Consent by any individual or entity, including without limitation any Governmental Authority or Person, is required in connection with the execution, delivery or performance of this Agreement or the Ancillary Agreements by Purchaser or the consummation by Purchaser of the transactions contemplated herein and therein, other than where the failure to make any such filing, or to obtain such permit, authorization, Consent or approval, would not prevent or delay consummation of the transactions contemplated hereby and thereby or would not otherwise prevent Purchaser from performing its obligations under this Agreement or the Ancillary Agreements.

3.4	Brokers. Neither Purchaser nor any of its directors, officers or employees has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby except for fees that will be owed to RBC Capital for which Purchaser shall be solely liable.

3.5	GST and QST Registration. The Purchaser (or its permitted assignee hereunder) will be a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and Chapter VIII of the Quebec Sales Tax Act by the Closing.

3.6	No Knowledge of Certain Matters. Purchaser has no knowledge of any fact or circumstance (i) that would cause it not to be able to pay any part of the Purchase Price when due or (ii) that would make any of Seller’s representations inaccurate in any material respect.

ARTICLE 4

COVENANTS

4.1	Confidentiality.

(a)	Covenant. From and after the Closing Date, except as otherwise consented to in writing by the party disclosing the Confidential Information (the “Disclosing Party”), (i) a party hereto that receives or is in possession of Confidential Information of the Disclosing Party (the “Receiving Party”) will not, directly or indirectly disclose or use in a manner adverse to the Disclosing Party, any Confidential Information (as defined below) of the Disclosing Party except to the limited extent necessary for the Receiving Party’s performance under an Ancillary Agreement or as required by the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, (ii) the Confidential Information will be the exclusive property of the Disclosing Party (except to the extent that the Confidential Information of Seller relates to the Business in addition to the other businesses of Seller, in which case such information will be jointly owned by Purchaser and Seller and, any time on or after the Closing Date, if requested by Purchaser, Seller will promptly deliver to Purchaser all Confidential Information related to the Business, or a copy thereof, which are in the possession, or under the control of Seller or its agents or representatives), and (iii) if a Receiving Party or its agents or representatives receives a request to disclose all or any part of the Confidential Information in connection with a legal proceeding, the Receiving Party will exercise its commercially reasonable efforts to (A) immediately notify the Disclosing Party of the existence, terms and circumstances surrounding such request, (B) consult with the Disclosing Party on the advisability of taking legally available steps to resist or narrow such request, and (C) if disclosure of such information is required, and at the Disclosing Party’s cost and expense, obtain an order or other reliable assurance that confidential treatment will be accorded such portion of the disclosed information which the Disclosing Party so designates.

(b)	Definitions. “Confidential Information” means, with respect to any party hereto, any and all non-public information relating to the management, operations, finances, products, trade secrets, technology or services of such party, whether or not related to the Business, including any and all financial data, employee information, computer programs and systems, computer based information, plans, projections, existing and proposed and contemplated projects or investments, formulae, processes, methods, products, manuals, drawings, supplier lists, customer lists, purchase and sales records, marketing information, commitments, correspondence and other information relating to such party, whether written, oral or computer generated, other than such information as may at any time be or become lawfully available to the general public through no fault of the other party. “Confidential Information” does not include any information that (i) is or becomes publicly known through no wrongful act or omission of the Receiving Party, or (b) was rightfully known by the Receiving Party without confidential or proprietary restriction before receipt from the Disclosing Party, as evidenced by the Receiving Party’s contemporaneous written records

(c)	Remedy. The covenants and undertakings contained in this Section 4.1 relate to matters which may be of a special, unique and extraordinary character and a violation of any of the terms of this Section 4.1 may cause irreparable injury to a party, the amount of which may be impossible to estimate or determine and for which adequate compensation may not be available. Therefore, either party shall be entitled to an injunction, restraining order or other equitable relief from a court of competent jurisdiction, restraining any violation or threatened violation of any such terms by the other party and such other persons as the court orders.

4.2	Conduct of Business Prior to Closing. During the period from the date hereof until the Closing, except as otherwise contemplated by this Agreement or as consented to in writing by Purchaser (“Permitted Changes”), Seller shall:

(a)	conduct the Business and utilize the Purchased Assets in the ordinary course of business;

(b)	not transfer, pledge, mortgage, encumber or otherwise grant any rights in any Purchased Assets other than sales of inventory in the ordinary course of business;

(c)	not license, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any rights to the use of any Transferred Intellectual Property or any Intellectual Property to be licensed by Seller under the Technology License Agreement;

(d)	not take any action which would make any representation, warranty, covenant or agreement of Seller in this Agreement to be inaccurate or be breached;

(e)	not agree to take any of the actions contemplated by Sections 4.2(a), (b), (c), and/or (d);

(f)	use its commercially reasonable efforts to preserve intact the Purchased Assets and the goodwill of the Business; and

(g)	confer on a regular and frequent basis with Purchaser on the general status of the Business.

4.3	Access to Information. From the date hereof until the Closing Date, Seller shall promptly make available and provide to Purchaser and its officers and other representatives and employees with access to such books, records, documents and other information pertaining to the Business as Purchaser may reasonably request and otherwise provide such assistance as is reasonably requested by Purchaser and its advisors so that Purchaser may have a full opportunity to make such investigation and evaluation of the Business and Purchased Assets as it reasonably desires, all without charge by Seller to Purchaser.

4.4	Intentionally Omitted.

4.5	Conditions. Seller shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.2 to be satisfied as soon as practicable after the date hereof. Purchaser shall take all commercially reasonable actions necessary to cause the conditions set forth in Section 8.3 to be satisfied as soon as practicable after the date hereof.

4.6	Further Assurances. Each party hereto shall, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement, including providing commercially reasonable access to lawyers or other professionals, information, due diligence materials, and any other documentation or persons that will help carry out the intent of this Agreement.

4.7	Public Announcements. Except as provided in the immediately following sentence, none of the parties hereto shall make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties shall maintain this Agreement and the terms hereof in strict confidence, and neither party shall disclose this Agreement or any of its terms to any third party unless specifically ordered to do so by a court of competent jurisdiction after consulting with the other party or unless required by Applicable Law or regulation including, but not limited to, the rules and regulation of the Securities and Exchange Commission and the Nasdaq Stock Market or the rules of the Toronto Stock Exchange and the Canadian Securities Administrators and the Canadian securities commissions. Notwithstanding the foregoing, the parties may, on a confidential basis, advise and release information regarding the existence and content of this Agreement or the transactions contemplated hereby to their respective Affiliates or any of their agents, accountants, attorneys and prospective lenders or investors in connection with or related to the transactions contemplated by this Agreement.

4.8	Termination of Existing Distribution Agreements. Except for any agreements between Purchaser and Seller, Seller will, as soon as practicable after the date hereof and upon written instruction from the Purchaser, and to the extent that Seller has the contractual right to do so, terminate or modify any distribution or sales representative agreement that gives any Person the right to market, promote, sell, offer to sell or otherwise distribute or act as an authorized representative with respect to any of the Argon-Based Cryoablation Devices or the related Console so that no such person or entity has a right to market, promote, sell, offer to sell or otherwise distribute or act as an authorized representative with respect to any of the Argon-Based Cryoablation Devices or related Console. Any such termination or modification will be done in consultation with Purchaser and will not be done with respect to any distributor or sales representative that Purchaser has not expressly consented to terminating. Any such termination or modification will be contingent on the Closing and will be effective as soon as practicable (but no earlier than the Closing Date) or at such other time as Purchaser and Seller may agree upon and in connection with any such termination or modification, Purchaser may, at its option, offer to engage any distributor or representative on such terms and conditions as it may specify in its sole discretion with any such engagement to be contingent on the Closing. Seller will cooperate with Purchaser in any discussions Purchaser may wish to have with any such distributor or representative.

4.9	Non-Competition.

(a)	Purchaser shall not from Closing through December 31, 2015, in any territory, directly or indirectly, by any means or through any person whatsoever (including any licensee, distributor or sales agent) market any product that is based on, incorporates or makes use of any Argon-Based Cryoablation Device, any Purchased Asset or any Licensed Technology (or any modifications or improvements to the Licensed Technology, including without limitations modifications thereto that concern near critical nitrogen) to any person other than to cardiac, thoracic or cardiothoracic surgeons in a marketing manner reasonably and principally designed to cause such products to be used by such surgeons in cardiac cryoablation surgery.

(b)	Seller shall not from Closing through December 31, 2015, in any territory, directly or indirectly, market, directly or indirectly, by any means or through any person whatsoever (including any licensee, distributor or sales agent) market, promote, license, distribute or sell any product that is based on, incorporates or makes use of any assets or rights (including intellectual property rights) of Seller, including any Purchased Asset being sold or asset (including any Intellectual Property) being licensed to Purchaser as contemplated by this Agreement or any Ancillary Agreement, to any person or entity that is a cardiac, thoracic or cardiothoracic surgeon in a manner reasonably and principally designed to cause such products to be used by any of such surgeons in cardiac cryoablation surgery.

(c)	The Seller and Purchaser acknowledge that the period of restriction, the geographical areas of restriction and the restraints imposed by the provisions of Section 4.9 are fair and reasonably required for the protection of Purchaser and Seller. Notwithstanding the foregoing, if the final judgment of a court of competent jurisdiction or an arbitrator pursuant to Section 6.4 hereof declares that any term or provision of Section 4.9 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement will be enforceable against the parties as so modified.

(d)	All of the covenants in this Section 4.9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against the Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of such covenants. The covenants contained in Section 4.9 shall not be affected by any breach of any other provision hereof by any party hereto.

(e)	In respect of the Seller’s covenants, the Seller and the Purchaser hereby agree to jointly elect, under proposed subsection 56.4(3)(b) of the Income Tax Act (Canada) and any corresponding applicable provision of a provincial tax legislation, on the forms prescribed for such purposes, along with any documentation necessary or desirable, the amount of the purchase price allocated to the covenants under this Agreement as set forth on Schedule 1.10, or any other amount that may be considered by a Canadian tax authority as being part of the consideration received or receivable by the Seller pursuant to this Agreement and which is attributable to a “restrictive covenant” (within the meaning of proposed Section 56.4 of the Income Tax Act (Canada)) under this Agreement.

4.10	Conduct of the Business After the Closing. From and after the Closing Date, Purchaser agrees to use its commercially reasonable efforts to dedicate sufficient resources to commercializing, promoting and selling the SurgiFrost XL product (including without limitation any enhancement or modification thereof, including any enhancement or modification made in connection with the use with another energy platform). For purposes of clarity and without limiting the generality of the foregoing, Purchaser shall have no obligation to make any enhancements or modifications to the SurgiFrost XL product.

4.11	Exclusivity. For the period commencing on the date hereof until the Closing, other than with respect to ongoing discussion with Endocare concerning the subject matter of the Letter Agreement, Seller will not directly or indirectly (a) solicit or initiate discussions or engage in negotiations or discussions with any other person or entity other than Purchaser involving the possible acquisition (through purchase, license or otherwise) of any of the Purchased Assets or Licensed Technology (other than sales of inventory and Consoles at customers’ premises in the ordinary course of business), (b) provide information to any person or entity (other than Purchaser and its representatives) concerning the Purchased Assets or Licensed Technology with respect to a possible acquisition or license of any portion thereof (whether through a purchase, license or other means) other than sales of inventory and Consoles at customers’ premises in the ordinary course of business, or (c) enter into any such transaction, or agree to enter into any transaction, with any person or entity other than Purchaser.

4.12	No Solicitation of Employees. From and after the date hereof until the date that is twenty-four (24) months after the Closing Date, (a) Purchaser will not, and will ensure that each of its Affiliates does not, without the prior written consent of Seller, whose consent may be unreasonably withheld, solicit or attempt to solicit for any business endeavor any employee of Seller or any of Seller’s Affiliates or otherwise entice any employee of Seller or any of Seller’s Affiliates to terminate his or her employment with Seller or its Affiliate, and (b) Seller will not, and will ensure that each of its Affiliates does not, solicit or attempt to solicit for any business endeavor any employee of Purchaser or any of Purchaser’s Affiliates or otherwise entice any employee of Purchaser or any of Purchaser’s Affiliates to terminate his or her employment with Purchaser or its Affiliate; provided, however, that the prohibition in the preceding clauses (a) and (b) will be of no force and effect if any such employee leaves the employ of Seller, Purchaser or the Affiliate of either of them, as the case may be, if such employee is terminated by Seller, Purchaser or the Affiliate of either of them, as the case may be, and such prohibition shall not apply to general solicitations used for employment via newspapers, the internet and other media typically used for such purposes, or general solicitations made through the use of employment agencies or executive search firms.

4.13	Preparation of Financial Statements. Not later than 60 days after the Closing, Seller shall deliver to Purchaser: (i) an audited Statement of Revenues and Direct Expenses of the Business for the year ended September 30, 2006 and an unaudited Statement of Revenues and Direct Expenses of the Business for the six months ended March 31, 2007 (in each case which shall include as line items revenues, cost of goods sold and direct expenses of the Business) and (ii) an audited Statement of Assets Acquired and Liabilities Assumed as of September 30, 2006 and an unaudited Statement of Assets Acquired and Liabilities Assumed as of March 31, 2007 (in each case which shall include as line items inventory, equipment, intangible assets, deferred revenue and accrued warranty liability) of the Business, all as described in the letter from the SEC to Purchaser dated June 4, 2007 and prepared in accordance with the requirements specified therein. The audited Statements described above shall have been audited by Ernst & Young LLP, and shall be accompanied by a report thereon by such auditing firm. Ernst & Young LLP will provide its consent to the incorporation by reference of such report when required for registration statements to be filed by Purchaser under the Securities Act of 1933 and any periodic report by Purchaser under the Securities Exchange Act of 1934, on a best efforts basis to the extent Ernst & Young LLP LLP can satisfy the Generally Accepted Auditing Standards (Canada) with respect to issuing its consent at the time of filing of each and any such registration statement to be filed by Purchaser. The statements described above shall fairly present in all material respects, the financial condition of the Business as of the dates thereof and the results of operations of the Business for the periods referred to therein (subject in the case of unaudited statements to the absence of footnotes and to year-end audit adjustments), in each case, in accordance with Canadian GAAP reconciled to GAAP.

4.14	Execution of Ancillary Agreements. Seller and Purchaser covenant that they will execute each of the Ancillary Agreements, the form of which are provided in the Exhibit list attached hereto.

4.15	Research and Development Agreement. The parties will negotiate in good faith after the Closing towards a mutually acceptable agreement pursuant to which Seller will perform certain research and development activities for Purchaser.

4.16	Assignment by Purchaser. In the event of an assignment by Purchaser of its right and obligations hereunder, the assignee shall be the same party as the Licensee under the Technology License Agreement.

ARTICLE 5

SURVIVAL AND INDEMNIFICATION

5.1	Survival. The representations and warranties of each party contained in this Agreement, will survive the Closing and shall expire 18 months after the Closing Date. Notwithstanding the preceding sentence, (i) the representations and warranties contained in Section 2.18 (“Intellectual Property”), shall survive the Closing and shall expire 4 years after the Closing Date; (ii) the representations and warranties set forth in Sections 2.2 (“Authorization”), 2.7 (“Assets and Properties”), 2.19 (“Taxes”), 2.25 (“Broker”), 3.2 (“Authorization”) and 3.4 (“Brokers”), and the respective indemnification obligations of the parties with respect thereto shall survive until the expiration of the applicable statutes of limitation; and (iii) claims involving fraud, criminal activity, intentional misrepresentation or intentional misconduct (collectively, “Fraud Claims”) and the indemnification obligations of the parties with respect thereto shall survive indefinitely. Any representation or warranty that would otherwise terminate in accordance with this Section 5.1 shall continue to survive if a notice of claim pursuant to this Article 5 shall have been timely given under Section 5.4 on or prior to such termination date, until the claim has been satisfied or otherwise resolved as provided herein. The covenants set forth in this Agreement shall survive the Closing until the obligation pursuant to each such covenant is completed. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation unless the party seeking indemnification actually knew of an inaccuracy of the applicable representation or warranty on the date hereof, in which case such party shall not be entitled to indemnification hereunder for Damages that relate to such inaccuracy. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.

5.2	Indemnification by Seller. Subject to Section 5.5, Seller agrees to indemnify, defend and hold harmless Purchaser, its Affiliates and their respective directors, officers, employees and agents, from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by Purchaser, its officers, directors, employees, agents and Affiliates by reason of or resulting from (a) any untrue representation of, or breach of warranty by Seller in any part of this Agreement or in any document delivered by Seller to Purchaser pursuant to this Agreement, including without limitation the certificates described in Sections 8.2(b), (c) and (d), (b) any non-fulfillment of any covenant, agreement or undertaking of Seller in any part of this Agreement or in any Ancillary Agreement, (c) any Retained Liabilities, (d) the operation of the Business prior to the Closing Date or the possession or ownership of the Purchased Assets prior to the Closing Date, including without limitation (i) the imposition of any Taxes relating to the operation of the Business prior to the Closing Date or the possession or ownership of the Purchased Assets prior to the Closing Date, (ii) any product defect, product liability or tort claims relating to any products sold or manufactured by Seller prior to the Closing Date, (iii) any amount owed to Endocare under the Existing CryoCath Agreement (as defined in the Letter Agreement), between Endocare and Seller, (iv) any matter disclosed on Section 2.16 of the Disclosure Letter or any claim disclosed on Section 5.2 of Disclosure Letter that is based on actions of Seller prior to the Closing Date or the operation of the Business prior to the Closing Date and (e) the cost of any product delivered by Purchaser to a customer of the business as a replacement for any defective product delivered to such customer prior to the Closing if Purchaser and Seller agree that such product was defective. If for purposes of subsection (d)(ii) or (e) Purchaser and Seller are unable to agree on whether or not a product was defective, the Purchaser will only be obligated to indemnify hereunder, if the product is determined to be defective by a duly appointed arbitrator or by a court of competent jurisdiction.

5.3	Indemnification by Purchaser. Subject to Sections 5.5 and 5.6, Purchaser agrees to indemnify, defend and hold harmless Seller, its directors, officers, employees and agents, from and against any and all Damages asserted against, relating to, imposed upon, suffered or incurred by Seller by reason of or resulting from (a) any untrue representation of, or breach of warranty by Purchaser in any part of this Agreement or in any document delivered by Purchaser to Seller pursuant to this Agreement, including without limitation the certificates described in Sections 8.3(b) and (c), (b) any non-fulfillment of any covenant, agreement or undertaking of Purchaser in any part of this Agreement or in any Ancillary Agreement, (c) any Assumed Liabilities and (d) the use, ownership or operation of the Purchased Assets and the operation of the Business after the Closing Date, including any amount owed to Endocare under the New ATS Agreement (as defined in the Letter Agreement) between Endocare and Seller as a result of events or occurring after the Closing Date; unless with respect to any of the foregoing, such Damages are subject to indemnification by Seller pursuant to Section 5.2 hereof.

5.4	Claims for Indemnification.

(a)	Subject to Section 5.1, whenever any claim arises for indemnification hereunder the party seeking indemnification (the “Indemnified Party”), will promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a “Third Party Claim”), the notice to the Indemnifying Party will specify with reasonable specificity, if known, the basis under which the right to indemnification is being asserted and the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the right to dispute and defend all Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto and such defense shall be controlled by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, except that the Indemnified Party shall have the right to participate in such defense at its own expense; provided, however, that the Indemnifying Party must first acknowledge that the claim is a bona fide indemnification claim under this Agreement. The Indemnified Party shall cooperate in all reasonable respects in the investigation, trial and defense of any such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to take action within thirty (30) days as set forth above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the reasonable expenses of defense or settlement as the claim. The Indemnified Party shall also have the right and upon delivery of advance written notice to such effect to the Indemnifying Party, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting shall be paid by the Indemnifying Party. Except as otherwise provided herein, the Indemnified Party will not, except at its own cost and expense, settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. The parties intend that all indemnification claims be made as promptly as practicable.

(b)	If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, the Indemnifying Party will deliver, within ten (10) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. If the Indemnifying Party filed timely written notice of objection to any claim for indemnification, the validity and amount of such claim will be determined by arbitration pursuant to Article 6. If timely notice of objection is not delivered or if a claim by an Indemnified Party is admitted in writing by an Indemnifying Party or if an arbitration award is made in favor of an Indemnified Party, the Indemnified Party, as a non-exclusive remedy, will have the right to set-off the amount of such claim or award against any amount yet owed, whether due or to become due, by the Indemnified Party or any subsidiary thereof to any Indemnifying Party by reason of this Agreement or any agreement or arrangement or contract to be entered into at the Closing.

(c)	Expiration of Representations, Warranties, Covenants, Agreements and Undertakings. No claim for indemnification may be asserted under Sections 5.2 or 5.3 hereto with respect to representations, warranties, covenants, agreements or undertakings unless the claim is first asserted prior to the date on which the applicable representation(s), warranty(ies), covenant(s), agreement(s) or undertaking(s) expire, in which case such indemnification claim will survive regardless of whether or not such claim is resolved prior to the expiration of the applicable representation(s), warranty(ies), covenant(s), agreement(s) or undertaking(s) and such claim will not be prejudiced by the expiration of the underlying representation, warranty, covenant, agreement or undertaking.

(d)	Exclusive Remedies. Except for any Fraud Claims or any claim for equitable relief specifically provided for in this Agreement, the remedies provided in this Article 5 will be the parties’ exclusive remedies for claims arising out of or resulting from any misrepresentation, breach of warranty, breach of covenant, or non-performance of any obligation (including with respect to Retained Liabilities and Assumed Liabilities, as applicable) to be performed on the part of either party under this Agreement or any of the Ancillary Agreements.

5.5	Indemnification Limits.

(a)	In the event of any claim for indemnity solely under Section 5.2 or 5.3 and subject to the last paragraph of this Section 5.5, the Indemnified Party under the applicable representation and warranty claim shall not be entitled to indemnification therefor unless such Indemnified Party and all related Indemnified Parties, in the aggregate, have sustained Damages in excess of US$200,000 (the “Basket Amount”) in the aggregate, following which event such Indemnified Party and all related Indemnified Parties shall be entitled to indemnification for the full amount of all Damages suffered or incurred, including the Basket Amount;

(b)	In the event of any claim for indemnity under Section 5.2 or 5.3, the maximum amount of indemnification payable to an Indemnified Party and all related Indemnified Parties, in the aggregate, shall be equal to seventy percent (70%) of the total Purchase Price paid pursuant to this Agreement (the “Maximum Amount”); provided, however, that notwithstanding the foregoing, the maximum amount of indemnification payable to an Indemnified Party and all related Indemnified Parties for consequential damages incurred by an Indemnified Party and all related Indemnified Parties and relating to matters for which an Indemnified Party and all related Indemnified Parties are entitled to indemnification hereunder shall not exceed twenty-five percent (25%) of the total Purchase Price paid pursuant to this Agreement and that such twenty-five percent (25%) shall count against the aforementioned Maximum Amount; and

(c)	Notwithstanding anything herein to the contrary, the Basket Amount and Maximum Amount and the limitation with respect to consequential damages set forth above shall not apply with respect to (i) any breach of the representations and warranties contained in Section 2.2 (“Authorization”), the first sentence of 2.7 (“Assets and Properties) and Section 2.25 (“Brokers”) and (ii) any Fraud Claims. The parties do not intend that the Basket Amount or the Maximum Amount be deemed to be a definition of what is “material” for any purpose under this Agreement.

5.6	Right of Set-Off. Purchaser shall be entitled to set-off against any amounts otherwise payable by Purchaser to Seller under this Agreement or the Ancillary Agreements (including without limitation any of the Contingent Purchase Price) any amounts to which Purchaser is entitled based on a claim for indemnification brought in good faith by Purchaser under this Article 5 (collectively, the “Set-Off Amounts”). Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE 6

DISPUTE RESOLUTION

6.1	Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by Seller of the covenants and agreements in Section 4.9, 4.11 or 4.12 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to Purchaser and that, in addition to any other remedies which may be available, Purchaser shall be entitled to injunctive relief against the threatened breach of Section 4.9, 4.11 or 4.12 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by Purchaser of the covenants and agreements in Sections 4.9, 4.11 and 4.12 hereof. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to Seller and that, in addition to any other remedies which may be available, Seller shall be entitled to injunctive relief against the threatened breach of Section 4.9, 4.11 or 4.12 hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms thereof.

6.2	Dispute. Except as set forth in Section 6.1 and the seeking of a court order to enforce Sections 6.2 through 6.4, any controversy, claim or dispute of whatever nature arising between the parties under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof, whether such claim existed prior to or arises on or after the Effective Time (a “Dispute”), shall be resolved by mediation or, failing mediation, by binding arbitration. The agreement to mediate and arbitrate contained in this Article 6 shall continue in full force and effect despite the expiration, rescission or termination of this Agreement.

6.3	Mediation. No party shall commence an arbitration proceeding pursuant to the provisions set forth below unless such party shall first give a written notice (a “Dispute Notice”) to the other party setting forth the nature of the Dispute. The parties shall attempt in good faith to resolve the Dispute by mediation under the CPR Institute for Dispute Resolution (“CPR”) Model Mediation Procedure for Business Disputes (the “CPR Procedure”) in effect at the time of the Dispute. If the parties cannot agree on the selection of a mediator within twenty (20) days after receipt of the Dispute Notice, the mediator will be selected in accordance with the CPR Procedure.

6.4	Arbitration.

(a)	If the Dispute has not been resolved by mediation as provided in Sections 6.2 and 6.3 within sixty (60) days after appointment of a mediator or such greater period as the parties may agree upon in writing, or if a party fails to participate in a mediation, then the Dispute shall be determined by binding arbitration in New York, New York, U.S.A. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date on which the Dispute Notice is sent, subject to any modifications contained in this Agreement. The Dispute shall be determined by one (1) arbitrator, except that if the Dispute involves an amount in excess of One Million Dollars (US$1,000,000), exclusive of interest and costs, three (3) arbitrators shall be appointed. Persons eligible to serve as arbitrators shall have at least five (5) years experience in business comparable to the Business and shall be members of the AAA Large, Complex Case Panel or a CPR Panel of Distinguished Neutrals, or persons who have professional credentials similar to those persons listed on such AAA or CPR panels. The award shall be in writing and include the findings of fact and conclusions of law upon which it is based.

(b)	The arbitration shall be governed by the substantive laws of the State of New York, without regard to conflicts-of-law rules, and by the arbitration law of the Federal Arbitration Act (Title 9, U.S. Code). Judgment upon the award rendered may be entered in any court having jurisdiction.

(c)	Except as otherwise required by law, the parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If a party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party or parties, as applicable, shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

ARTICLE 7

TERMINATION AND AMENDMENT

7.1	Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing only:

(a)	by mutual consent of Purchaser and Seller;

(b)	by Seller, if Seller is not then in material breach of its obligations under this Agreement, if (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement of which notice has been given to Purchaser in writing by Seller and which has not been fully cured or cannot be fully cured within 30 days of the receipt of such notice; or (ii) any of the other conditions specified in Section 1.8(b) has not been met by Purchaser or waived by Seller at such time as such condition is no longer able to be satisfied;

(c)	by Purchaser, if Purchaser is not then in material breach of its obligations under this Agreement, if (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement of which notice has been given to Seller by Purchaser and which has not been fully cured or cannot be fully cured within 30 days of the receipt of such notice, noting that any breach of the provisions in Section 4.11 is deemed a material breach; or (ii) any of the other conditions specified in Section 1.8(a) has not been met by Seller or waived by Purchaser at such time as such condition is no longer able to be satisfied; or

(d)	by Purchaser or by Seller if the Closing shall not have occurred on or before 45 days after the Anticipated Closing Date (the “Termination Date”); provided, however, that the failure of the Closing to occur is not due to a material breach hereof by the party seeking termination.

(e)	by Seller on or after the Termination Date in the event that the condition specified in Section 8.2(f) has not been satisfied or waived by Purchaser by the date on which Seller wishes to terminate this Agreement; provided, however, that Seller shall not be allowed to terminate this Agreement under this Section 7.1(e) unless each of the other conditions set forth in Sections 8.1 and 8.2 which are capable of being satisfied prior to the Closing is satisfied on the date on which Seller wishes to terminate this Agreement, it being understood that all of the deliverables specified in Section 1.8(a) shall be capable of being delivered on or before the Closing to the Purchaser.

(f)	by Purchaser on or after the Termination Date in the event that the condition specified in Section 8.2(e) has not been satisfied or if Purchaser has not received a copy of the deliverables described in clause (ix) of Section 1.8(a) by the date on which Purchaser wishes to terminate this Agreement; provided, however, that Purchaser shall not be allowed to terminate this Agreement under this Section 7.1(f) unless each of the conditions set forth in Sections 8.1 and 8.3 which are capable of being satisfied prior to the Closing is satisfied on the date on which Purchaser wishes to terminate this Agreement, it being understood that all of the deliverables specified in Section 1.8(b) shall be capable of being delivered on or before the Closing to the Seller.

7.2	Effect of Termination. In the event of termination by Purchaser or Seller pursuant to Section 7.1, written notice thereof shall immediately be given to the other party and this Agreement shall terminate, the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto. Notwithstanding the foregoing, the obligations set forth in Section 4.1 (“Confidentiality”), Section 4.7 (“Public Announcement”), Article 6 (“Dispute Resolution”) and Article 9 (“Miscellaneous”) shall survive termination of this Agreement, and nothing herein shall relieve any party from its obligations with respect to any breach of this Agreement occurring prior to termination. In such event, each party shall, upon request, return all documents, work papers and other material of any other party (and all copies thereof) relating to the transactions contemplated herein, whether so obtained before or after the execution hereof, to the party furnishing the same; provided, however, that either party shall be permitted to retain any electronic records of the same to the extent included in any computer back ups if such records are mixed in with other information and cannot, using commercially reasonable measures, be separated from unrelated data and information. In the event that Seller terminates this Agreement pursuant to Section 7.1(e), then Purchaser shall pay to Seller, in immediately available funds by wire transfer within fifteen (15) Business Days of the effective date of termination, the amount of One Million Five Hundred Thousand Dollars (US$1,500,000); provided, however, that the receipt of such amount by Seller shall be the sole and exclusive remedy of Seller for any claim it may have under this Agreement. In the event that Purchaser terminates this Agreement pursuant to Section 7.1(f), then Seller shall pay to Purchaser, in immediately available funds by wire transfer within fifteen (15) Business Days of the effective date of termination, the amount of One Million Five Hundred Thousand Dollars (US$1,500,000); provided, however, that the receipt of such amount by Purchaser shall be the sole and exclusive remedy of Purchaser for any claim it may have under this Agreement.

7.3	Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4	Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

CONDITIONS

8.1	Conditions to Obligations of Each Party. The obligations of each party to be performed at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by such party in its sole discretion:

(a)	Absence of Injunction. No order, stay, judgment or decree shall have been issued by any court and be in effect that prohibits, delays or enjoins in any material respect the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)	No Proceeding or Litigation. No Proceeding by any Governmental Authority or other Person shall have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which has or, if successfully asserted, would otherwise have, individually or in the aggregate, a Material Adverse Effect on either of the parties hereto.

8.2	Conditions to Obligations of Purchaser. The obligations of Purchaser to be performed by Purchaser are subject to the satisfaction at or prior to the Closing of each of the following conditions by Seller, unless waived by Purchaser in its sole discretion:

(a)	Seller Deliveries. Purchaser shall have received all certificates, instruments, agreements (including the Ancillary Agreements), consents and other documents to be delivered on or before the Closing Date pursuant to this Agreement;

(b)	Covenants and Agreements. Each covenant, agreement, obligation and condition of Seller required by this Agreement and any Ancillary Agreements to be performed by it at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing. At the Closing, Purchaser will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of Seller, to the effect that the conditions set forth in this Section 8.2(b) have been satisfied;

(c)	No Breach. Each representation and warranty of Seller contained in this Agreement and any Ancillary Agreements shall be true and correct in all material respects as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date); provided, however, that representations and warranties already themselves qualified by materiality or Material Adverse Effect shall be true and correct in all respects. At the Closing, Purchaser will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of Seller, to the effect that the conditions set forth in this Section 8.2(c) have been satisfied.

(d)	Absence of Certain Changes. Since the date of this Agreement, there shall not have occurred or come into existence any change, event, occurrence, state of facts or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business. At the Closing, Purchaser will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of Seller to the effect that to such officer’s knowledge, the conditions set forth in this Section 8.2(d) have been satisfied.

(e)	Release of Liens. Purchaser shall have received from Seller a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Purchaser, that are necessary or appropriate to evidence the release of all Liens relating to the Purchased Assets, other than the Permitted Liens.

(f)	Financing. Purchaser shall have arranged for financing from a third party such that the applicable financing source(s) will provide Purchaser at or prior to the Closing with an amount of funds that is at least equal to the Initial Purchase Price.

8.3	Conditions to Obligations of Seller. The obligations of Seller to be performed by Seller at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions by Purchaser, unless waived by Seller in its sole discretion:

(a)	Purchaser Deliveries. Seller shall have received payment of the Purchase Price payable at Closing and all certificates, instruments, agreements (including the Ancillary Agreements), consents and other documents to be delivered on or before the Closing Date pursuant to this Agreement.

(b)	Covenants and Agreements. Each covenant, agreement, obligation and condition of Purchaser required by this Agreement and any Ancillary Agreements to be performed by Purchaser at or prior to the Closing will have been duly performed and complied with in all material respects as of the Closing. At the Closing, Seller will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of Purchaser, to the effect that the conditions set forth in this Section 8.3(b) have been satisfied.

(c)	No Breach. Each representation and warranty of Purchaser contained in this Agreement and any Ancillary Agreements shall be true and correct in all material respects as of the Closing as though such representation and warranty was made on and as of such time (except to the extent a different date is specified therein, in which case such representation and warranty will be true and correct as of such date); provided, however, that representations and warranties already themselves qualified by materiality or Material Adverse Effect shall be true and correct in all respects. At the Closing, Seller will have received a certificate, dated the Closing Date and duly executed by a senior executive officer of Purchaser, to the effect that the conditions set forth in this Section 8.3(c) have been satisfied.

ARTICLE 9

DEFINITIONS

9.1	Definitions. The following terms, as used herein, have the following meanings:

(a)	“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person, through the ownership of all or part of any Person.

(b)	“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial, territorial or local common law or duty, case law or ruling, statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, code, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates).

(c)	“Business” means Seller’s business of designing, developing, using, manufacturing, marketing, promoting, selling, importing, exporting and distributing Argon-Based Cryoablation Devices and related Consoles and devices that are substantially similar to the Argon-Based Cryoablation Devices but that may or may not use argon as the energy platform. For purposes of clarity and without limitation, no device or product that (i) is deployed in an endovascular clinical approach, or (ii) includes an inflatable or expandable member, will be considered to perform or function in a matter that is substantially similar to the Argon-Based Cryoablation Devices.

(d)	“Business Day” or “business day” shall mean a day other than a Saturday, Sunday or other day on which banks in Minneapolis, Minnesota and/or Montreal, Quebec are required to or may be closed.

(e)	“Canadian GAAP” means generally accepted accounting principles in Canada.

(f)	“Closing Date” means the date on which the Closing occurs.

(g)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations or other binding pronouncements promulgated thereunder.

(h)	“Console” means the software-controlled console that is used in connection with the Argon-Based Cryoablation Devices and which together define a cryoablation system that allows users to perform cardiac cryoablation surgical procedures.

(i)	“Damages” means all demands, claims, actions or causes of action, assessments, losses, direct and consequential (which includes loss of profit) damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement including, but not limited to, (i) interest on cash disbursements in respect of any of the foregoing at the “prime rate” as published in The Wall Street Journal, from time to time from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof, and (ii) reasonable costs, fees and expenses of attorneys, accountants, bankers and other agents of the Person incurring such expenses; provided, however, that punitive, special exemplary, incidental and all other indirect damages other than consequential damages are specifically excluded from the definition of, and any calculation of, Damages. In calculating the amount of Damages attributable to any breach of a representation or warranty, any qualifications as to materiality (including any reference to Material Adverse Effect) shall be disregarded, but only for purposes of determining the amount of Damages and not for purposes of determining whether or not any breach has occurred.

(j)	“Endocare Technology License Agreement” means the Asset Purchase and Technology License Agreement by and between Seller and Endocare, dated April 14, 2003.

(k)	“GAAP” means generally accepted accounting principles in the United States.

(l)	“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

(m)	“IRS” means the Internal Revenue Service.

(n)	“Intellectual Property” shall mean all rights in patents, patent applications (whether provisional or non-provisional), trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs.

(o)	“Knowledge” relating to Seller, “Knowledge of Seller” or “Seller’s Knowledge” means the knowledge actually possessed, by any of the following individuals: Jan Keltjens, Derek Lindsay, Marwan Abboud, Randy Jordan, Allan Zingeler, Olivier Bataille, Jean Pierre Desmarais and/or Guy Rodomista.

(p)	“Liability” or “Liabilities” means any liabilities, obligations or claims of any kind whatsoever whether absolute, accrued or un-accrued, fixed or contingent, matured or un-matured, asserted or unasserted, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable, whether or not the same is required to be accrued on the financial statements.

(q)	“Licensed Technology” means the intellectual property rights being licensed to Purchaser under the Technology License Agreement.

(r)	“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance, adverse claim or charge of any kind in respect of such asset.

(s)	“Material Adverse Effect” means any change, effect, fact, event, or circumstance which has had, or would reasonably be expected to have, a material adverse effect on, or a material adverse change in, as the case may be, without regard to any potential insurance coverage or potential tax benefits, the assets, liabilities, financial condition, results of operations, pricing or operating margins, operations, prospects or business condition of the Business, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) any change, effect, fact, event or circumstance exclusively relating to any acts of terrorism, sabotage, military action or war; (ii) general economic conditions of the United States or Canada, or the market for products used in the Business generally; or (iii) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

(t)	“Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings and which Taxes are set forth in the Disclosure Letter; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) Liens and encumbrances specifically identified in the 9/30 Statement of Assets; (v) Liens securing executory obligations under any lease that constitutes an “operating lease” under GAAP; and (vi) other Liens set forth on the Disclosure Letter; provided, however, that, with respect to each of clauses (i) through (v), to the extent that any such Lien on any of Seller’s assets arose prior to the date of the 9/30 Statement of Assets and relates to, or secures the payment of, a Liability that is required to be accrued for under GAAP, such Lien shall not be a Permitted Lien unless all such Liabilities have been fully accrued or otherwise reflected on the 9/30 Statement of Assets.

(u)	“Person” means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

(v)	“Regulation S-X” means the regulation promulgated by the SEC and cited as 17 CFR 210. et. seq.

(w)	“SurgiFrost XL Product” means the Argon-Based Cryoablation Device currently being marketed under the name SurgiFrost XL or any successor product that (i) is substantially similar to such product that results from enhancements or modifications (including a modification for the use of another energy platform) to such product and (ii) relies substantially on the Intellectual Property Rights purchased hereunder or the Licensed Technology.

(x)	“Tax” or “Taxes” means all taxes imposed of any nature including any federal, state, provincial, foreign, domestic, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, including, without limitation, any penalties for failing to report any “reportable transactions” required by Section 6011 of the Code.

(y)	“Tax Return” means all returns, declarations, reports, forms, information returns, schedules, notices and statements required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

The following additional terms are defined elsewhere in this Agreement, as indicated below (whether in singular or plural form):

List of Defined Terms

Page
Adjusted Purchase Price	9
Agreement	1
Ancillary Agreements	11
Anticipated Closing Date	10
Argon-Based Cryoablation Devices	1
Assigned Contracts	5
Assumed Liabilities	6
Assumption 9/30 Statement of Assets	16
AAA	41
Agreement	12
Basket Amount	39
Business Information	5
Business Intellectual Property	24
Closing	2
Confidential Information	31
Consent	16
Consents	16
Contingent Purchase Price	7
Contracts	4
CPR	41
CPR Procedure	41
Disclosing Party	30
Disclosure Letter	15
Dispute	40
Dispute Notice	41
Draft Seller Financial Statement	17
Effective Time	10
Excluded Assets	5
Finished Goods and Console Inventory	4
Fraud Claims	36
Government Programs	20
Indemnified Party	37
Indemnifying Party	37
Initial Purchase Price	7
Letter Agreement	11
Liens	2
Maintenance Assumed Liabilities	6
Manufacturing Agreement	11
Maximum Amount	39
Medicaid	20
Medicare	20
Neutral Auditor	9
Permits	21
Permitted Changes	31
Proceedings	22
Product Liability Claim	27
Purchase Price	7
Purchased Assets	2
Purchaser	1
Purchaser Field of Use	1
Receiving Party	30
Retained Liabilities	6
Scheduled Contracts	22
Seller	1
Seller Licenses	19
Set-Off Amounts	40
Technology License Agreement	10
Termination Date	42
Termination Agreement	12
Third Party Claim	38
Third Party Payors	20
Transferred Patent Rights	3
Transferred Intellectual Property Rights	3

ARTICLE 10

MISCELLANEOUS

10.1	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; or (c) if sent through an overnight delivery service in circumstances to which such service guarantees second day international delivery, the second day following being so sent:

If to Seller:

To: CryoCath Technologies Inc.
16771 Chemin Ste-Marie
Montreal, Quebec
H9H 5H3
Canada
Attn: President and Chief Executive Officer
Fax: (514) 694 7075 (Marked Confidential)

With a copy to:

Davies Ward Phillips & Vineberg LLP
1501 McGill College
Montreal, Quebec
H3A 3N9
Canada
Attn: Neil Kravitz and Elliot Greenstone
Fax: (514) 841-6499

If to Purchaser:

To: ATS Medical, Inc.
3905 Annapolis Lane #105
Minneapolis, Minnesota 55447
Attn: Rick Curtis
Fax: (763) 557-2020 (Marked Confidential)

With a copy to:

Oppenheimer Wolff & Donnelly LLP
3300 Plaza VII
45 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Thomas R. Marek, Esq.
Fax: (612) 607-7100

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.2	Amendments; No Waivers.

(a)	Subject to Applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.3	Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section 10.3 shall survive the termination of this Agreement.

10.4	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party except in connection with the sale of all or substantially all of its assets and then only if the assignee assumes in writing all of the assignor’s obligations hereunder or in accordance with Section 10.14 hereof; provided, however, that Purchaser may assign its rights and obligations hereunder and under any Ancillary Agreement to a wholly owned subsidiary of Purchaser but Purchaser shall remain fully liable to Seller if any such assignee does not perform Purchaser’s obligations under this Agreement.

10.5	Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York including without limitation Section 5-1401 of the New York General Obligations Law (regardless of the laws that might otherwise govern under applicable principles of conflicts of law). Each of the parties hereto hereby submits to, and irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or the agreements referred to herein, in the courts of the State of New York or the United States of America located in the State of New York and acknowledges that Section 5-1402 of the New York General Obligations Law applies hereto, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.6	Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

10.7	Entire Agreement. This Agreement (including the Disclosure Letter, all Exhibits and Schedules and all other agreements referred to herein or therein which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including, without limitation, the Confidential Term Sheet dated April , 2007. Without limiting the generality of the foregoing, that from the date hereof until the Effective Time, nothing herein shall impair or affect Purchaser’s rights under Article 16 of the Agent Agreement between Purchaser and Seller dated November 9, 2004 or under Article 17 of the Distribution Agreement between Purchaser and Seller dated November 9, 2004; provided, however, that upon the Closing, such provisions shall be considered terminated pursuant to the Termination Agreement and no longer of any force or effect.

10.8	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

10.9	Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

10.10	Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. All references in this Agreement to dollars or $ shall mean U.S. dollars and United States currency, unless otherwise specifically provided.

10.11	Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.12	No Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Purchaser or any Affiliate thereof (including any beneficiary or dependent thereof) or any employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

10.13	Interest. Any amounts payable hereunder (or any portion thereof) that are not paid on or before the date on which such amounts are due and that are not otherwise disputed in good faith shall bear interest on the unpaid amount at the lesser of 15.0% per annum or the maximum rate permitted by law from the date on which such amount is due until the date paid.

10.14	Subsequent Sale. In the event that the Purchaser sells all or substantially all of the Purchased Assets to a third party following the date hereof but prior to the payment in full of the Contingent Purchase Price, if any, remaining outstanding, such remaining amount shall become immediately due and payable unless the party to whom Purchaser sells such Purchased Assets agrees in writing to assume the obligation to pay any such remaining amounts, in which case the purchasing party and Purchaser shall remain jointly and severally liable for such amount to Seller. Without limiting the generality of the foregoing, in the event that the Purchaser sells all or substantially all of the Purchased Assets to an Affiliate following the date hereof but prior to the payment in full of the Contingent Purchase Price, if any, remaining outstanding, such Affiliate and Purchaser shall jointly and severally guarantee in favor of the Seller the payment of the remaining Contingent Purchase Price.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ATS MEDICAL, INC.

By:  /s/ Michael Dale
---------------------

Name:  Michael Dale

Title:  President and Chief Executive Officer

CRYOCATH TECHNOLOGIES INC.
By: /s/ Jan Keltjens

Name: Jan Keltjens Title: President and Chief Executive Officer

EXHIBIT AND SCHEDULE INDEX

EXHIBIT 1.1(c)	Intellectual Property Rights*
EXHIBIT 1.1(d)	Machinery and Equipment*
EXHIBIT 1.1(e)	Contracts*
EXHIBIT 1.1(h)	Governmental Permits*
EXHIBIT 1.2(d)	Specifically Excluded Assets*
EXHIBIT 1.2(e)	Shared Assets*
SCHEDULE 1.3(a)	List of Assumed Liabilities*
SCHEDULE 1.6(c)	Estimate of Amount Owing Between the Parties*
EXHIBIT 1.8(a)(iii)	Form of Technology License Agreement (1)
EXHIBIT 1.8(a)(iv)	Form of Manufacturing Agreement (1)
SCHEDULE 1.8(a)(x)	List of Required Consents*
SCHEDULE 1.8(a)(xi)	List of Required Manufacturing Documentation*
EXHIBIT 1.8(a)(xix)	Form of Termination Agreement (1)

*	These exhibits and schedules to the Asset Purchase Agreement will be furnished supplementally to the Securities and Exchange Commission upon request.

(1) Filed herewith.

Exhibit 1.8(a)(iii)

FORM OF

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated this day of June, 2007 (the “Effective Date”) is by and between ATS Acquisition Corp., a Minnesota corporation, having a place of business at 3905 Annapolis Lane, #105, Minneapolis, MN 55447 (“Licensee”) and CryoCath Technologies Inc., a company incorporated under Part 1A of the Companies Act (Quebec), having a place of business at 16771 Chemin Ste-Marie, Montreal, Quebec H9H 5H3 (“Licensor”).

RECITALS

Capitalized terms used but not defined herein shall have the meaning ascribed such term in the Asset Purchase Agreement.

WHEREAS, Licensor is the owner of, among other things, certain technology, know-how, patent rights and other intellectual property relating to cardiac surgical cryoablation devices;

WHEREAS, Licensee desires to obtain an exclusive (including against Licensor, its Affiliates and its successors and assigns), worldwide, perpetual fully paid-up license to use the Licensed Technology (as hereafter defined) in the Licensee Field of Use;

WHEREAS, Licensor is willing to grant an exclusive (including against Licensor, its Affiliates and its successors and assigns), perpetual, worldwide, fully paid-up license to Licensee to use the Licensed Technology in the Licensee Field of Use upon the terms and conditions set forth below; and

WHEREAS, Licensor and ATS Medical, Inc., a Minnesota corporation, having a place of business at 3905 Annapolis Lane, #105, Minneapolis, MN 55447 (“Licensee Parent”) are parties to an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated June [18], 2007 and it is a condition for both the Licensor and Licensee to proceed with a closing of the transactions contemplated therein that each of the parties hereto execute and deliver this Agreement to the other party and both parties wish to proceed with such closing and induce the other party to proceed with such closing.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

ARTICLE 1 – DEFINITIONS

1.1 “Affiliate” means any corporation, partnership or other legal business entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a party hereto.

1.2 “Change in Control” means, with respect to a party: (a) the sale or transfer of all or substantially all of such party’s assets to any Person or group of Persons (other than a subsidiary) by means of any transaction or series of transactions; (b) the acquisition of such party by another Person by means of any transaction or series of transactions (including, without limitation, any reorganization, merger or consolidation, whether of such party with, or into, any other Person or Persons, or otherwise, but excluding (i) any merger effected exclusively for changing the domicile of such party or (ii) any consolidation or merger following which holders of equity securities outstanding immediately prior to the merger or consolidation hold more than fifty percent (50%) of the equity securities of the entity surviving the consolidation or merger or an entity controlling the surviving entity after the consolidation or merger); or (c) a transaction or series of transactions in which a Person or group of Persons acquires beneficial ownership of more than fifty percent (50%) of the voting power of the party.

1.3 “Dispute” means any claim or dispute of whatever nature arising between the parties under this Agreement or in connection with the transactions contemplated hereunder, including those arising out of or relating to the breach, termination, enforceability, scope or validity hereof.

1.4 “Excluded Know-How” means, without limitation, all processes, expertise, technology, documentation, records, technical information, know-how, trade secrets, designs, drawings, manufacturing techniques and operational information, whether or not patented or patentable, that are owned, licensed or under the control of Licensor, and which are not reasonably necessary for use in the Licensee Field of Use.

1.5 “Excluded Patents” means (i) those patents and patent applications of Licensor listed in Schedule 1.3; (ii) continuations, divisionals, continuations-in-part (but only to the extent that the claimed subject matter is enabled by any of the patent applications and/or patents referred to in the foregoing clause (i)); (iii) reissues, re-examinations and extensions of any of the foregoing; (iv) all patent applications claiming priority to any of the foregoing and patents issuing thereon; (v) any non-provisional patent application subject to an obviousness-type double patenting rejection over any of the foregoing pursuant to which Licensor files a terminal disclaimer; and (vii) all foreign counterparts of any of the foregoing, but only to the extent that any of the foregoing is not a Licensed Patent.

1.6 “Licensed Know-How” means, without limitation, all processes, expertise, technology, documentation, records, technical information, know-how, trade secrets, designs, drawings, manufacturing techniques and operational information, whether or not patented or patentable, that are owned, licensed or under the control of Licensor, and which are reasonably necessary for use in the Licensee Field of Use.

1.7 “Licensed Patents” means (i) all patent applications and patents that are owned, licensed or under the control of Licensor and that are reasonably necessary for use in the Licensee Field of Use, including those patents and patent applications listed in Schedule 1.7, (ii) continuations, divisionals, continuations-in-part (but only to the extent that the claimed subject matter is enabled by any of the patent applications and/or patents referred to in the foregoing clause (i)); (iii) reissues, re-examinations and extensions of any of the foregoing; (iv) all patent applications claiming priority to any of the foregoing and patents issuing thereon; (v) any non-provisional patent application subject to an obviousness-type double patenting rejection over any of the foregoing pursuant to which Licensor files a terminal disclaimer; and (vii) all foreign counterparts of any of the foregoing.

1.8 “Licensed Technology” means the Licensed Patents, Licensed Know-How, and Licensor Confidential Information, collectively, but specifically excluding the Excluded Patents and Excluded Know-How.

1.9 “Licensee Field of Use” means the development, making, having made, use, importation, exportation, promotion, distribution, offering to sell and/or sale of Products in any territory, directly or indirectly, by any means or through any person whatsoever (including any licensee, distributor or sales agent) to cardiac, thoracic or cardiothoracic surgeons in a marketing manner reasonably and principally designed to cause such products to be used by such surgeons in cardiac cryoablation surgery.

1.10 “Licensor Confidential Information” means any non-public information, or scientific or technical data, expertise of Licensor relating to the Licensed Know-How or Licensed Patents existing as of the Effective Date or developed during the term of this Agreement. Licensor Confidential Information includes, but is not limited to, any non-public information that relates to its market research, customers, markets, product plans, business plans, services, research and development, inventions, processes, procedures, methods, designs, data, programs, drawings, and engineering information, but excluding any of the foregoing to the extent the same becomes part of the public domain and therefore is able to be used by Licensee without violating any rights of Licensor without regard to Licensee’s rights hereunder.

1.11 “Licensor’s Knowledge” has the same meaning as the “Knowledge of Seller” as set forth in the Asset Purchase Agreement.

1.12 “Products” means the Specified Products and products or devices, whether now existing or hereafter developed by or for Licensee, that are substantially similar to the Specified Products, regardless of the refrigerant used. For purposes of clarity and without limitation, no product that:(i) is deployed in an endovascular clinical approach or (ii) includes an inflatable or expandable member will be considered to be substantially similar to the Specified Products.

1.13 “Specified Product(s)” means the products listed on Schedule 1.11.

1.14 “Unauthorized Patent Licensee” shall have the meaning set forth in Section 2.3(a) of this Agreement.

ARTICLE 2 GRANT; CERTAIN COVENANTS

2.1 Licensor hereby grants to Licensee and its Affiliates, and Licensee hereby accepts, an exclusive (including against Licensor, its Affiliates and its successors and assigns), worldwide, perpetual, fully paid up license to the Licensed Technology for purposes of using the same in the Licensee Field of Use. Licensee will have the right to grant, from time to time at its sole discretion and upon such terms and conditions as Licensee determines in its sole discretion, one or more sublicenses under the license granted to it in this Section 2.1. Licensee shall, as promptly as practicable, notify Licensor of the names of any sublicensor to whom it grants a sublicense hereunder.

2.2 For purposes of clarity, the “exclusive” nature of the license granted under Section 2.1 means that so long as this Agreement is in effect, Licensor will not grant to any third party the right to use, and Licensor, its Affiliates and its successors and assigns will not use, the Licensed Technology in the Licensee Field of Use and Licensor represents and warrants that it has not previously granted any other party the present or future right to do so.

2.3 Licensor hereby agrees that:

(a)	Licensor will not, at any time prior to December 31, 2015, grant any Person a license to, or otherwise grant to any Person the right to use or give any Person its consent to the use of, any of the Excluded Patents (or the technology covered thereby) in the Licensee Field of Use (in any such case, an “Unauthorized Patent Licensee”). In the event that Licensor does grant a license to, or otherwise grants to any Unauthorized Patent Licensee the right to use or gives any Person its consent to the use of, any of the Excluded Patents (or the technology covered thereby) at any time prior to December 31, 2015, Licensor will contractually prohibit such Person in writing from using the same in the Licensee Field of Use and, in such writing, will name Licensee and Licensee Parent as third party beneficiaries to such writing. For greater certainty, Licensor covenants and agrees to notify Licensee and Licensee Parent in writing concerning the entering into such an agreement and provide a copy of the same to Licensee and Licensee Parent (except that any such copy will be redacted to protect any confidential information contained therein), but Licensee and Licensee Parent will not have any rights to negotiate such agreement;

(b)	In the event Licensor sells or otherwise transfers any of the Excluded Patents (or the technology covered thereby) prior to December 31, 2015, it will, as a condition to such sale or transfer, contractually obligate the purchaser or transferee (but in any event only until December 31, 2015) to abide by the covenant set forth in (a) above with respect to the sold or transferred Excluded Patent(s) (or the technology covered thereby) and name Licensee as a third party beneficiary to such covenant; and

(c)	In the event that Licensee makes Licensor aware, or Licensor becomes aware, that any licensee of the Excluded Patents has become an Unauthorized Patent Licensee at any time prior to December 31, 2015, Licensor will immediately take all commercially reasonable actions (including without limitation litigation) to stop such use as soon as is practicable. The costs and expenses of such actions will be borne by Licensor.

2.4 Licensor agrees that it will not, except in connection with a Licensor Change in Control, at any time during the period from December 31, 2015 through December 31, 2019, grant any Person a license to, or otherwise grant to any Person the right to use or give any Person its consent to the use of, any of the Excluded Patents (or the technology covered thereby) in the Licensee Field of Use unless (i) Licensor first notifies in writing the Licensee and Licensee Parent of its intention to grant or make an offer to grant, such a license or consent to use, and (ii) Licensee is provided an exclusive period of negotiation with Licensor for a period of fifteen (15) business days to enter into such a license or agreement. Licensor and Licensee agree to negotiate in good faith in order to enter into such an agreement but in no event shall Licensor be obligated to enter into any definitive agreement with Licensee. If Licensee does so agree, its rights to the applicable Excluded Patents (and the technology covered thereby) will be exclusive in the Licensee Field of Use. If Licensee and Licensor are unable to agree, then Licensee shall have the right to participate in any other process used by Licensor in connection with granting a license. For purposes of clarity, Licensor will not enter into any agreement that gives any Person a license or otherwise gives any Person the right to use any of the Excluded Patents (or the technology covered thereby) in the Licensee Field of Use unless the Licensee and Licensee Parent have been notified in writing of this potential and have been provided the exclusive negotiation period as provided for above. Once the above repurchase period has expired, the Licensor will have no further obligation to the Licensee with respect to the foregoing (assuming no agreement related to the foregoing was entered into during such period).

ARTICLE 3 PATENT PROSECUTION AND MAINTENANCE

3.1 With respect to the Licensed Patents, and subject to Licensor’s right to collect from Licensee amounts which are the responsibility of Licensee pursuant to Section 3.2, Licensor shall (i) pay when due all maintenance and annuity fees for the Licensed Patents; (ii) prosecute until issuance all patent applications falling within the definition of Licensed Patents; and (iii) keep Licensee apprised of all proceedings concerning prosecution of the Licensed Patents before the applicable examining authority in accordance with Section 3.2.

3.2 Licensor shall maintain primary responsibility for patent prosecution and maintenance of Licensed Patents, to include filing of continuation, divisional or other related filings, in countries specified by Licensee, as reasonably requested by Licensee. Licensee shall be copied on all correspondence and official actions received from examining authorities as promptly as practicable following Licensor’s receipt thereof and Licensor shall provide Licensee with copies of responses to official actions as promptly as practicable in advance of the deadline for filing such response to enable Licensee to provide input on the response and amendments to claims, if any. Licensee and Licensor shall negotiate in good faith any dispute regarding any input Licensor receives from Licensee that Licensor does not wish to incorporate into such response and amendments. Expenses incurred by Licensor related to such prosecution and maintenance will be shared equally between the parties. Licensee shall reimburse Licensor for any and all expenses paid or to be paid by Licensor for which Licensee is responsible under this Section 3.2 within thirty (30) days of receipt of a notice from Licensor that Licensor has paid such amounts or that Licensor will be paying such amounts within forty-five (45) days of the date of such notice. If Licensor (i) elects not to prosecute; (ii) desires to abandon any of patent applications included in the definition of the Licensed Patents; (iii) desires not to maintain any patent or patent application included in the definition of Licensed Patents; or (iv) does not desire to file a patent application in any foreign country in which Licensee has expressed an interest, it shall so notify Licensee in writing that is delivered to Licensee at such time so as to allow a reasonable time for Licensee to (a) assume the prosecution of any such patent application prior to any abandonment thereof; (b) prevent any actual abandonment of any patent or patent application; (c) make maintenance and annuity fee payments in advance of any abandonment thereof; and (d) file patent applications in foreign countries of Licensee’s choice. In any such case, Licensor shall assign its rights in such patent or patent application to Licensee and execute such documentation as Licensee reasonably requests to evidence such assignment, and Licensee shall have the right to prosecute and maintain such patent or patent application in its own name at its own expense.

ARTICLE 4 WARRANTIES AND REPRESENTATIONS; COVENANTS

4.1 Licensor represents and warrants that as of the Effective Date (i) Licensor is the sole and exclusive owner of the Licensed Technology; (ii) Licensor is empowered to grant the license granted herein; (iii) there are no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, or third parties, whether written, oral or implied, which would be inconsistent with the license granted hereunder; (iv) the Licensed Patents are the only patents or pending patent applications owned by Licensor with claims that read on the Specified Products and that are necessary or currently used to develop, make, use, import, export, promote, distribute, offer to sell and sell, Specified Products other than patents and patent applications assigned to Licensee under the Asset Purchase Agreement by and between Licensor and Licensee dated of even date herewith; (v) Licensor is unaware of any information that raises a question of validity of any of the Licensed Patents; (vi) to Licensor’s Knowledge, no third party patent or patent rights or other intellectual property rights would be infringed by the manufacture, use or sale of a Specified Product in the manner permitted hereby and there is no claim pending or threatened with respect thereto except as otherwise disclosed in Section 2.18 of the Disclosure Schedule to the Asset Purchase Agreement; (vii) Licensor has not entered into any agreement that, if entered into after the date hereof, would violate a provision of Section 2.3 or 2.4; and (viii) each patent and patent application owned by Licensor is listed on either Schedule 1.3 or Schedule 1.5.

4.2 No Other Representations. Other than the representations and warranties set herein, Licensor does not make any representation or warranty whatsoever, express or implied, regarding the Licensed Technology; provided, however, that such disclaimer shall not apply to any representations and warranties that Licensor makes or has made to the Licensee under the Asset Purchase Agreement, and Licensee expressly reserves any and all rights it may have thereunder.

4.3 Covenant Not to Sue. Licensor agrees, on behalf of itself and any future assignee of an Excluded Patent, that it and they will not initiate any action, claim or suit against Licensee or Licensee Parent or any Affiliate of Licensee Parent, or otherwise seek compensation from Licensee or Licensee Parent or any Affiliate of Licensee Parent, in the event that any Specified Product, or any use or method of manufacture of the same, reads upon a claim of an Excluded Patent with respect to the Licensee Field of Use.

ARTICLE 5 ENFORCEMENT

5.1 With respect to the Licensed Patents only, when information comes to the attention of Licensor or Licensee to the effect that any of the Licensed Patents have been or are threatened to be infringed by a third party making, using or selling a product used by cardiac, thoracic and/or cardiothoracic surgeons in cardiac cryoablation surgery, Licensor or Licensee, as the case may be, shall notify the other party in writing of any such infringement or threatened infringement of which it becomes aware. Licensee shall have the initial right but not the obligation to take any action to stop such infringement or otherwise enforce Licensee’s rights and Licensor shall, at Licensee’s expense, cooperate with Licensee in any such action. Licensee shall have the right to join Licensor as a party plaintiff and Licensor shall join in any such action upon the request and at the expense of Licensee. Licensor shall, at Licensee’s expense, execute all documents and perform such other acts as may be reasonably required including giving testimony, which may reasonably be required in connection with such suit, action or proceeding. If Licensee initiates suit hereunder, it shall have the exclusive right to employ counsel of its own selection and to direct and control the litigation or any settlement thereof and shall be entitled to retain any damages recovered in such suit or in settlement thereof. In any such action, Licensor shall, at it own expense, have the right to equally participate in the action through counsel of its own selection.

5.2 In the event Licensee decides to take no action to stop such infringement, it shall notify Licensor and thereafter Licensor shall have the right to commence an action against such infringement, at its own expense and in its own name and shall have the right to join Licensee as a party plaintiff and Licensee shall join in any such action. Licensee shall execute all documents and take all other actions, at Licensor’s expense, including giving testimony, which may reasonably be required in connection with such suit, action or proceeding. In any action instituted by Licensor under this Section 5.2 Licensor shall have the exclusive right to employ counsel of its own selection and to direct and control the litigation or any settlement thereof and shall be entitled to retain any damages recovered in such suit or in settlement thereof. Notwithstanding the foregoing, Licensor shall not enter into any settlement with any third party that would derogate the rights granted to Licensee hereunder.

ARTICLE 6 TERM AND TERMINATION

6.1 This Agreement shall commence on the Effective Date and shall remain in force until terminated (if at all) in accordance with Section 6.2 below.

6.2 This Agreement may be terminated only by Licensee, and Licensee may terminate this Agreement for any reason by providing written notice to Licensor which specifically provides that Licensee is terminating this Agreement under this Section 6.2, in which case this Agreement shall terminate at such time as indicated in such written notice, but no earlier than thirty (30) days from the date on which such notice is sent.

6.3 The provisions of Articles VII, VIII and IX shall survive the termination of this Agreement.

ARTICLE 7 INDEMNITY

7.1 Licensor shall at its sole cost and expense, defend Licensee and its Affiliates, successors, assigns, representatives and agents, against any and all Damages arising out of or related to the breach of any of its warranties, representations, covenants or obligations set forth herein; provided, however, that Licensee may not seek indemnity for any Damages if Licensee also seeks indemnity for the same matter pursuant to the Asset Purchase Agreement, in which case Licensee’s sole remedy for such breach shall be its indemnity rights (if any) for such matter under the Asset Purchase Agreement.

7.2 Licensee shall at its sole cost and expense, defend Licensor and its Affiliates, successors, assigns, representatives and agents, against any and all Damages arising out of or related to the breach of any of its warranties, representations, covenants or obligations set forth herein; provided, however, that Licensor may not seek indemnity for any Damages if Licensee also seeks indemnity for the same matter pursuant to the Asset Purchase Agreement, in which case Licensor’s sole remedy for such breach shall be its indemnity rights (if any) for such matter under the Asset Purchase Agreement.

7.3 In the event of any claim for indemnity under Section 7.1 or 7.2 of this Agreement, the maximum amount of indemnification payable to an indemnified party shall, in the aggregate, be the Maximum Amount, as defined under Section 5.5 of the Asset Purchase Agreement; provided, however, that the Maximum Amount shall not be applicable to the following: (i) in the event that Licensor breaches the exclusive nature of the license granted to Licensee under this Agreement or (ii) in the event of a Fraud Claim, as defined under the Asset Purchase Agreement.

ARTICLE 8 DISPUTE RESOLUTION

8.1 This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York including without limitation Section 5-1401 of the New York General Obligations Law (regardless of the laws that might otherwise govern under applicable principles of conflicts of law). Any and all disputes arising under this Agreement will be settled in the manner set forth in Article 6 of the Asset Purchase Agreement.

8.2 Except as otherwise required by law, the parties and the arbitrator(s) agree to keep confidential and not disclose to third parties any information or documents obtained in connection with the arbitration process, including the resolution of the Dispute. If a party fails to proceed with arbitration as provided in this Agreement, or unsuccessfully seeks to stay the arbitration, or fails to comply with the arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party or parties, as applicable, shall be entitled to be awarded costs, including reasonable attorneys’ fees, paid or incurred in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

ARTICLE 9 MISCELLANEOUS

9.1 Notice permitted or required to be given under this Agreement shall be deemed sufficient if personally delivered or given in writing by facsimile, commercial air delivery service or by registered or certified mail, postage prepaid, return receipt requested, addressed to the respective addresses of the Parties set forth below or at such other address as the respective Parties may designate by like notice from time to time. Notices so given shall be effective upon the earlier of: (a) receipt by the Party to which notice is given (which, in the instance of a facsimile, shall be deemed to have occurred at the time that the machine transmitting the facsimile verifies a successful transmission of the facsimile); (b) on the seventh business day following the date such notice was deposited in the mail; or (c) on the second business day following the date such notice was delivered to a commercial air delivery service. Notices shall be marked “Confidential” and shall be given as follows:

If to Licensor:

CryoCath Technologies Inc.
16771 Chemin Ste-Marie
Montreal, Quebec
H9H 5H3
Canada
Attn: President and Chief Executive Officer
Fax: (514) 694-7075

With a copy to:

Davies Ward Phillips & Vineberg LLP
1501 McGill College
Montreal, Quebec
H3A 3N9
Canada
Attn: Neil Kravitz and Elliot Greenstone
Fax: (514) 841-6499

And

Christopher & Weisberg, P.A.
200 East Las Olas Boulevard, Suite 2040
Fort Lauderdale, Florida 33301
Attention: John Christopher
Fax: (954) 828-9122

If to Licensee:

[ATS CryoNewco]
3905 Annapolis #105
Minneapolis, MN 55447
Attention: Rick Curtis
Facsimile No.: (763) 577-2020

If to Licensee Parent:

ATS Medical, Inc.
3905 Annapolis #105
Minneapolis, MN 55447
Attention: Rick Curtis
Facsimile No.: (763) 577-2020

In each case, with a copy to:

Oppenheimer Wolff & Donnelly LLP
45 South 7th Street, Suite 3300
Minneapolis, MN 55402
Attention: Thomas R. Marek and Phillip B. Martin
Facsimile No.: (612) 607-7100

Or such other address as may be provided in accordance with this Section 9.1.

9.2 All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, for all purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code. The parties agree that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Licensor agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such licensed intellectual property to the extent commercially practicable to do so. If a case is commenced by or against Licensor under the Bankruptcy Code, then, unless and until this Agreement is rejected as provided in the Bankruptcy Code, Licensor (in any capacity, including debtor-in-possession) and its/their successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall either perform all of the obligations provided in this Agreement to be performed by Licensor or provide to Licensee all such intellectual property (including all related documentation, descriptions and embodiments thereof) held by Licensor and such successors and assigns, as Licensee may elect in a written request, immediately upon such request. All rights, powers and remedies of Licensee provided under this Section 9.2 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against Licensor. Licensee, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event.

9.3 From and after the date hereof, except as otherwise consented to by in writing, (i) Licensee will not, directly or indirectly disclose or use in a manner adverse to the Licensor, any Licensor Confidential Information except as required by the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, (ii) the Licensor Confidential Information will be the exclusive property of the Licensor, and (iii) if a Licensee or its agents or representatives receives a request to disclose all or any part of the Licensor Confidential Information in connection with a legal proceeding, the Licensee will exercise its commercially reasonable efforts to (A) immediately notify the Licensor of the existence, terms and circumstances surrounding such request, (B) consult with the Licensor on the advisability of taking legally available steps to resist or narrow such request, and (C) if disclosure of such information is required, and at Licensor’s cost and expense, obtain an order or other reliable assurance that confidential treatment will be accorded such portion of the disclosed information which the Licensor so designates. Notwithstanding anything herein to the contrary, nothing shall restrict Licensee from filing this Agreement with the United States Patent and Trademark Office and in any other jurisdictions Licensee deems appropriate to secure its rights hereunder.

9.4 Neither party may assign or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party; provided, however, that (a) Licensee may assign and otherwise transfer this Agreement (i) to any of its Affiliates, or (ii) to an entity that acquires all or substantially all of the business or assets of such party to which the Licensed Technology relates, whether by merger, acquisition of stock or assets, operation of the law and (b) Licensor may and shall assign this Agreement to an Affiliate or to any third party to whom it sells or transfers the Licensed Technology or, if Licensor sells or transfers some but less than all of the Licensed Technology to a third party, if the Licensor is selling or transferring some, but not all, of the Licensed Technology to any party, then, as a condition to such sale or transfer, Licensor must obtain the written agreement from the purchasing or transferee party to fulfill Licensor’s obligations hereunder with respect to the Licensed Technology being purchased by or transferred to such purchasing or transferee party, which such written agreement must name Licensee as a third party beneficiary. For purposes of clarity, this Agreement shall automatically be transferred to any party who acquires all of the equity interests of Licensor or Licensee, whether by acquisition of stock, via a merger, amalgamation or otherwise. Licensor or Licensee, as the case may be, shall be jointly and severally responsible for the performance of any party of its obligations hereunder to whom it assigns this Agreement as permitted hereby.

9.5 This Agreement and the Asset Purchase Agreement between Licensor and Licensee and the agreements related to them constitute the entire agreement and understanding between the parties with respect to the matters contained herein, and there are no prior oral or written promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement. The parties may from time to time during the term of this Agreement modify any of its provisions by mutual agreement in writing.

9.6 The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation hereof.

9.7 This Agreement and any amendments hereto may be executed in several counterparts, and when executed, shall constitute one agreement binding on all the parties hereto, notwithstanding that all are not signatures to the original or the same counterpart.

9.8 Licensee and Licensee Parent covenant and agree that all rights and obligations of Licensee under this Agreement vis-a-vis the Licensor which may give rise to a financial payment obligation or a liability to Licensor shall, upon the terms and subject to the conditions of this Agreement, become a fully guaranteed and enforceable obligation of Licensee Parent.

9.9 Nothing in this Agreement shall be construed or interpreted as creating a joint venture or partnership between or among the parties. Except as expressly set forth in this Agreement, neither Licensor nor Licensee is by virtue of this Agreement authorized as an agent, employee or legal representative of the other party or to act in any way in such capacity. Neither Licensee nor Licensor shall have any right or authority to bind the other party in any way, except as expressly set forth in this Agreement, and the relationship of Licensor and Licensee has at all times and will continue to that of independent contractors.

* * * Remainder of Page Intentionally Left Blank * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

CRYOCATH TECHNOLOGIES INC.	ATS ACQUISITION CORP.
By	By

Its	Its

ATS MEDICAL, INC. (with respect to Section 9.8 only)
By

Its

SCHEDULES

Schedule 1.3 – EXCLUDED PATENTS

Schedule 1.8 – SPECIFIED LICENSED PATENTS

Schedule 1.11 – SPECIFIED PRODUCTS

Exhibit 1.8(a)(iv)

FORM OF

MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT, dated June      , 2007 (this “Agreement”), is by and between CryoCath Technologies Inc., a company incorporated under Part 1A of the Companies Act (Quebec) (“Seller”), and ATS Medical, Inc., a Minnesota corporation (“Purchaser”).

Recitals

A. WHEREAS, the Seller and Purchaser have previously entered into that certain Asset Purchase Agreement dated June 18, 2007 (the “Purchase Agreement”), whereby Purchaser acquired from Seller certain assets related to Seller’s business of designing, developing, using, manufacturing, marketing, promoting, selling, and distributing Argon-Based Cryoablation Devices and it is a condition to the obligation of both parties to consummate the transactions contemplated in the Purchase Agreement that the parties enter into this Agreement. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

B. WHEREAS, as contemplated by the Purchase Agreement and in connection with the transition of the Business to Purchaser and on the terms set forth in this Agreement, Seller desires to manufacture, assemble, and supply to Purchaser, and Purchaser desires to purchase from Seller, the products described on Exhibit A attached hereto (together with the related consoles, the “Products”) pursuant to purchase orders that Purchaser may, from time to time while this Agreement remains in effect, issue to Seller.

C. WHEREAS Purchaser and Seller agree that during the term of this Agreement, Seller will transition the manufacturing of the Products to Purchaser and Seller will assist Purchaser with such transition, as more fully set forth herein.

Agreement

In consideration of the foregoing, incorporated herein by this reference, and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

1.1	“Act” means the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended from time to time, and equivalent foreign laws applicable to supply of medical devices.

1.2	“FDA” means the Food and Drug Administration of the U.S. Department of Health and Human Services.

1.3	“Product Inventory” means all raw materials utilized by Seller in the manufacture of the Products and related work-in-process inventory.

1.4	“Product Liability Damages” means any liability, claim or expense, including but not limited to reasonable attorneys’ fees, to the extent arising out of claims of third parties for personal injury or loss of or damage to property to the extent relating to or arising out of the making or the approved use of the Products.

1.5	“Regulatory Authority” means the FDA or any court, tribunal, arbitrator, agency, commission, official or other instrumentality of competent jurisdiction of any federal, state, county, city or other political subdivision, domestic or foreign, that performs a function for such political subdivision similar to the function performed by the FDA for the United States, including Notified Bodies who are authorized by Competent Authorities in Europe.

1.6	“Regulatory Standards” means (i) any and all permits, licensing, filings and certifications required by the FDA or other applicable Regulatory Authorities, and compliance with Quality Systems Regulations, set forth as 21 CFR § 820, of the FDA and equivalent regulatory requirements of other Regulatory Authorities, applicable to the manufacturing facility and the manufacturing, processing, handling, storage, shipment, or distribution of the Products, and (ii) any laws, rules, regulations and standards of any Governmental Authority, within the United States or Canada that apply to the manufacturing facility or the manufacturing, processing, handling, storage, shipment, or distribution of the Products.

1.7	“Remedial Action” means any recall, market withdrawal, or general corrective action, including any corrections and removals requiring notification under 21 CFR Section 806, relating to the Product, whether voluntary or involuntary.

1.8	“Vigilance Report” means the incident report for death, injury and malfunction that could lead to death or serious injury required under the post market surveillance system as defined by the European Council Directive 93/42/EEC or the relevant and applicable equivalent of any other Regulatory Authority.

ARTICLE 2
ORDER, MANUFACTURE AND SUPPLY OF PRODUCTS AND RELATED SERVICES

2.1	Purchase Orders. During the term of this Agreement, upon receipt of a purchase order from Purchaser (each a “Purchase Order”), Seller shall manufacture, assemble and deliver Products to Purchaser according to the specifications for such Products as currently in effect (the “Specifications”), in such quantities and pursuant to the terms specified in such Purchase Order and this Agreement. Each Purchase Order shall, at a minimum, include: (a) identification of the Products ordered; (b) quantity; (c) requested delivery date; and (d) shipping instructions and shipping address, subject to Section 2.5, below.

2.2	Acceptance of Orders. Subject to Section 2.3 below, all Purchase Orders shall be deemed to be an offer by Purchaser to purchase the Products pursuant to the terms of this Agreement and shall give rise to a contract between Purchaser and Seller for the sale of the Products ordered only to the extent Seller accepts, or is required to accept, the Purchase Order as set forth in Section 2.3. The terms and conditions of this Agreement shall govern and supersede any additional or contrary terms set forth in Purchaser’s Purchase Order or any Seller or Purchaser acceptance, confirmation, invoice or other document, unless the specific additional or contrary terms are stated in writing and duly signed by an officer of Purchaser and an officer of Seller.

2.3	Forecasts. An initial twelve (12) month forecast of Purchaser’s expected Product needs is attached to this Agreement as Exhibit B. Such forecast will be updated on the first business day of each calendar month during the term of this Agreement to reflect the number of Products for which Purchaser expects to take delivery during the succeeding twelve month period. Purchaser shall be bound by the first three (3) months of each twelve-month forecast (each a “Binding Forecast”). Purchaser shall submit one or more Purchase Orders that call for delivery of the quantity of Products reflected in the first three months of the initial forecast within ten (10) days of the date hereof and will submit a Purchase Order on the first business day of each calendar month while this Agreement is in effect that calls for delivery of the Products reflected in the third month of the forecast being submitted on such date (it being understood that the first two months of each newly submitted forecast will be covered by previously submitted Purchase Orders). It is understood that raw material procurement will be driven from the provided rolling one-year forecast attached as Exhibit B (and the Purchaser will purchase said material from Seller at termination of this agreement pursuant to Section 7.3(c)). Seller shall accept the Purchase Order for a given month corresponding to the Binding Forecast up to an amount of Products in such Binding Forecast that is equal to one hundred and twenty percent (120%) of the number of Products that Purchaser ordered for delivery during the previous three month period divided by 3. For example, if the initial forecast relates to the period July 1 – September 30 and Purchaser orders 1,500 Products for delivery during such period, then Seller will accept a Purchase Order submitted on August 1 that calls for delivery of up to 600 Products (500 * 120%) during October. Each Binding Forecast shall represent a minimum purchase obligation of Purchaser over the applicable three period and the 120% shall represent a maximum that Seller is obligated to sell to Purchaser over the applicable three month period. Should the one year forecast indicate a gradual reduction in quantities over time, the Seller reserves the right to request a firm Purchase Order over an extended period so as to maintain a reasonably constant rate of production. At no time shall monthly orders fall below 90% of the initial three month average. To the extent that Purchase Orders are in excess of this amount, Seller shall use commercially reasonable efforts to supply such excess Products. All other months of each twelve-month forecast of Products shall constitute a non-binding good faith estimate of expected orders for Products. Notwithstanding the foregoing, Purchaser shall not be obligated to provide any further forecasts or place any further Purchase Orders beyond the three months for which it becomes bound under Section 2.3 once it has given Seller notice of termination pursuant to Section 7.

2.4	Modification of Orders. No Purchase Order that has been accepted or which is required to be accepted shall be modified or canceled except upon the mutual agreement of the parties. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the changed Purchase Order so states. Notwithstanding the foregoing, subject to Purchaser’s obligation under Section 7.3(c), all Purchase Orders that remain open on the effective date of termination or expiration of this Agreement shall terminate on such date. Any such cancellation by Purchaser must be by written notice to Seller following the requested delivery date. Seller shall be allowed to ship Products in partial shipments, provided that such shipments are in accordance with the delivery dates set forth in the applicable Purchase Orders. Purchaser shall not reject any shipments of Product solely for the quantity being incorrect so long as the shipped quantity is within ten percent of the actual quantity ordered.

2.5	Shipment. All Products sold by Seller to Purchaser shall be suitably packed for shipment in accordance with the applicable Specifications, marked for shipment to such destination point indicated, and shall be shipped by Seller, free on board at the location that Seller delivers the Products to the carrier as contemplated below (“F.O.B.”, as defined in the UCC as adopted in Minnesota) to Purchaser’s facility located in Minnesota, or such other facility as Purchaser may designate by giving notice to Seller (the “Place of Destination”). Seller shall pack and use a manner of shipment reasonably sufficient to prevent damage, contamination, and degradation during shipment and during unpacking at the destination. Seller shall ship all Products via a commercially reasonable carrier selected and designated by Purchaser. Provided that Seller has shipped the Products in accordance with this Agreement, Purchaser assumes all risk of loss, and Seller’s title to the Products passes to Purchaser, upon Seller’s delivery of the Products to the aforementioned carrier. Purchaser shall pay the actual cost of all freight, shipping, and insurance charges, taxes, (excluding taxes assessed on the income of Seller) fees, and all other government charges applicable to the sale of Products to Purchaser under this Agreement.

2.6	Inspection. Seller shall inspect and test the Products as required by the Specifications and the Regulatory Standards. By notification to Seller, Purchaser will have the right to reject any Product and any lot that contains Product, that does not meet, or the manufacture, packaging, testing, or supply of which does not meet, the Specifications or Regulatory Standards or that are otherwise defective (“Nonconforming Product”). Purchaser will provide Seller with information as to the reason for the rejection of the Nonconforming Product including a description of the test procedure, if any, and results or observation on which the rejection is based. Seller shall have right to inspect Nonconforming Product. Purchaser shall not return Products without compliance with Seller’s standard return policy except with respect to a Nonconforming Product that is alleged to have connector issues. Seller will instruct Purchaser as to the disposal or return of Nonconforming Product; provided that Purchaser shall have the right to dispose of the Product in any manner if Seller has not otherwise disposed of the Product within thirty (30) days after Purchaser rejects the Product. If Seller instructs Purchaser to return or otherwise dispose of Nonconforming Product, Seller will be responsible for all shipping, insurance, and other charges related to the return or other disposition of Nonconforming Product and for any replacement Product. At Seller’s option, Seller will either (i) replace or repair (or reimburse Purchaser’s reasonable costs to repair) the Nonconforming Product, including units of Product that may have been damaged in the inspection process, without additional cost to Purchaser, and deliver to Purchaser no later than ten (10) days after Seller confirms the non-conformity alleged in Purchaser’s notification of rejection replacement Product for the Nonconforming Product rejected by Purchaser (if Seller does not so confirm, it will so notify Purchaser and any dispute as to non-conformity shall be resolved pursuant to Section 8.14); or (ii) credit Purchaser for the purchase price of Nonconforming Product; provided that all unused credits, if any, shall be refunded to Purchaser upon termination of this Agreement. Notwitsthanding the foregoing, for any Product that is alleged to be a Nonconforming Product because of connector issues, Seller shall, no later than ten (10) days after receipt by Seller of such a Nonconforming Product, ship to Purchaser (or Purchaser’s customer, at Purchaser’s request) a replacement Product and Purchaser will pay Seller 50% of the price of such Product (with the price determined in accordance with Section 3.1, except such price shall not be marked up).

2.7	Process or Material Changes; Specifications. No deviations, exceptions or changes to the Product Specifications, materials, manufacturing processes or packaging may be made by either party without prior notice to, and the written consent of, the other party. This will be accomplished through the use on the Seller’s Engineering Change Process. Purchaser shall pay Seller the costs incurred in connection with changes in Product specifications.

2.8	Packaging and Labeling. Seller shall be responsible for packaging, labeling and shipping Products purchased under this Agreement as reasonably directed by Purchaser pursuant to the terms of this Agreement and in accordance with specifications and Regulatory Standards. Without limiting the foregoing, Purchaser shall have the right to use the trademarks, trade names, logos, and the like of Seller and its Affiliates but only to the extent present on the Products, and any packaging and labeling, supplied to Purchaser or to change labeling, including the trademarks, trade names, logos, colors, designs, and the like, upon advance written notice to Seller.

Notwithstanding the foregoing, Purchaser shall be solely responsible for any and all costs and expenses related to any new packaging, labeling and shipping Products, any “over-labeling” and any new artwork used in connection with the packaging, labeling and shipping of Products that is requested by Purchaser, and shall indemnity Seller if any non-Seller intellectual property that Purchaser requested to be used infringes the rights of any other person or entity.

2.9	Product Inventory. During the term of this Agreement, Seller and Purchaser will cooperate in determining and maintaining reasonable levels of Product Inventory necessary to fulfill the forecast and outstanding Purchase Orders, including issuance of vendor purchase orders for purchases of raw materials by Seller during the term of this Agreement. An initial list of raw material will be provided and verified against the forecast. Approvals will be obtained for procurement quantities that will fall outside of the forecast period or for cost increases that are effected due to termination notice.

2.10	Limited License. During the term, Seller is hereby granted a non-exclusive, royalty free, paid up license to all Intellectual Property owned by Purchaser necessary for the manufacture of the Products for Purchaser under this Agreement.

2.11	Seller Training Services. Subject to the terms and conditions of this Agreement, from the date of this Agreement, Seller will provide to Purchaser and its Affiliates all training reasonably necessary or helpful to manufacture the Products in accordance with all applicable Regulatory Standard Specifications and to advise the Purchaser how to prepare Purchaser’s place of manufacturing in order to obtain a CE Mark and FDA approval for Purchaser’s manufacturing location (collectively, the “Seller Training Services”) relating to the manufacture of the Products. Unless otherwise agreed in writing, such training will include, but not be limited to, providing to Purchaser, no more than five kits for each of the Products and the related consoles, with each kit containing all of the materials necessary to manufacture the applicable Product or console. The number of units per kit will be mutually agreed by the parties for each kit. Kits will be incorporated in Purchaser’s monthly purchase forecast provided to Seller. The cost to Purchaser of such kits shall be Seller’s actual out of pocket expenses to obtain such kits, which such cost is set forth on Schedule 1 (plus custom packaging if required. Kits must be forecast and ordered as set forth in Section 2.3). All Seller Training Services will be provided at Seller’s facility located in Montreal, where the Seller will train-the-trainer and act as mentor as this individual trains Purchaser’s workers in Minnesota. At a mutually agreed to time, the Seller will travel to Minnesota to audit and provide additional feedback to the process. Additional trips to Minnesota and the travel, hotel, meals and other reasonably related travel expenses will be paid by Purchaser. Seller represents, warrants, and covenants that each of the Seller Training Services will be provided in a commercially reasonable manner as to allow Purchaser to continue the manufacture of the Products in substantially the same manner as has been historically done by Seller.

2.12	Term of Training Services. The Training Services will be provided commencing on the date of this Agreement until the later of (i) Purchaser applying for the CE Mark for its manufacturing location for any of the Products or (ii) Purchaser notifies Seller that it no longer wishes to have Seller manufacture any Products for it; provided, however, that in no event, notwithstanding anything to the contrary detailed in this Agreement, will Seller be obligated to continue to manufacture Products pursuant to this Agreement after one year from the date hereof.

2.13	Access to Data and Records. Purchaser shall allow Seller to use during the term of this Agreement all business information and related books and records, including working papers, files, computer discs and tapes, software and hardware requirements and specifications, invoices, credit and sales records, customer lists and agreements, all purchase order based arrangements, supplier lists (including supplier cost information and agreements), manuals, instructions, labeling including electronic files, design drawings, business plans and other plans and specifications, accounting books and records, sales literature, current price lists and discounts, promotional signs and literature, marketing and sales programs and materials, and manufacturing and quality control records and procedures acquired by Purchaser pursuant to the Purchase Agreement and necessary for Seller to use in order for it to fulfill its obligation hereunder (collectively, the “Business Information”). Seller hereby covenants and agrees to return all Business Information (including all copies thereof), whether in written or electronic form, to Purchaser upon the expiration of the Term. Seller agrees to provide Purchaser access to the Business Information during the Term as Purchaser may reasonably request.

2.14	Title/Risk of Loss/Maintenance/Insurance. Although title to the Purchased Assets as provided in Section 1.1 of the Purchase Agreement (including the Finished Goods and Console Inventory, Transferred Intellectual Property, machinery and equipment, and Business Information) shall transfer to and remain with Purchaser as of and after the Closing Date; notwithstanding anything to the contrary contained in the Purchase Agreement, during the term of this Agreement Seller shall maintain possession of the equipment specified on Exhibit C at the Seller’s facility located in Quebec, Canada (all such property is hereinafter referred to as “Stored Property”) until Purchaser delivers written instructions to Seller to ship the Stored Product or until this Agreement terminates or expires whichever is earlier. Seller shall hold Stored Property as bailee for Purchaser and Seller shall bear all risk of loss with respect to Stored Property until the Stored Property is delivered to Purchaser unless Purchaser fails to receive the Stored Property within 20 days of giving notice that Seller should ship the Stored Product (assuming Seller ships such Stored Product pursuant to the immediately following sentence) or, if earlier, the expiration of this Agreement. Seller shall ship the Stored Property (or any applicable portion thereof), at Purchaser’s cost, to Purchaser’s facility in Minnesota upon receipt of Purchaser’s written instructions or until this Agreement terminates or expires, whichever is earlier. During the term of this Agreement, Seller covenants and agrees to maintain Stored Property in good working order, ordinary wear and tear excepted and to insure Stored Property against loss from fire, theft, flood, destruction and other casualty for its full replacement cost. Seller further covenants and agrees to maintain general commercial liability insurance in amounts equal to or exceeding the coverage amounts in effect as of the date hereof, insuring such property. All such policies shall name Purchaser as an additional insured. Seller covenants and agrees to protect all Business Information by taking commercially reasonable precautions, including maintaining back-up copies of Business Information.

2.15	Maintenance of Consoles. From time to time while this Agreement remains in effect, Seller will, at the request of Purchaser, perform such maintenance service with respect to the consoles that it currently performs. Purchaser will reimburse Seller for its actual out of pocket costs it incurs to perform such maintenance services as well as labor and material that are used to perform such services. Seller will use its commercially reasonable efforts to perform such maintenance services in the timeframe requests by Purchaser.

2.16	Vendor Information. As soon as practicable after the date hereof, Seller will provide to Purchaser, in such commercially reasonable electronic format as is requested by Purchaser, a file containing all pertinent information concerning the suppliers utilized by Seller in the operation of the Business, including the suppliers from whom Seller purchased raw materials to manufacture the Products.

2.17	Further Assurances. The parties hereto each agree to execute such other documents, agreements or instruments as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby, including the purchase by Purchaser of certain inventory under Section 7.3(c) and the assumption by Purchaser (if it so desires) of certain orders and contracts under Section 7.3(d).

ARTICLE 3
COMPENSATION

3.1	Prices. The purchase price of all Products sold hereunder, shall be (i) for Products scheduled for delivery during the first six (6) months of this Agreement, Seller’s fully loaded direct costs of manufacturing such Products (i.e., the costs of raw materials and Seller’s cost of labor plus overhead directly attributable to manufacturing the Product) multiplied by One Hundred Twenty Percent (120%) and (ii) for Products scheduled for delivery after the first six (6) months of this Agreement, Seller’s fully loaded direct costs of manufacturing such Products multiplied by One Hundred Twenty-Five Percent (125%). Seller’s good faith estimate of its current fully loaded direct costs of manufacturing Products is set forth on Exhibit D. Seller will provide Purchaser with sixty (60) days notice of any increase in its fully loaded costs of manufacturing and will, upon reasonable request of Purchaser, provide documentation supporting such increase. Following the first year of this Agreement, if Purchaser requests and Seller agrees in its sole discretion to keep this Agreement in force, cost will be negotiated between the parties but in no event will be less than 125% multiplied by the “fully loaded” costs described above. For purposes of clarity, neither the 120% or 125% markup shall apply to any third party charges for which Purchaser is responsible, including without limitation the charges for shipping, insurances and taxes for which Purchaser is responsible hereunder and the costs specified in Section 3.3 below. The price for Products not delivered within one week of the delivery date required by Purchaser pursuant to a Purchase Order shall be reduced by 2% for each week past the delivery date that the Products are delivered.

3.2	Payment Terms. Seller will invoice Purchaser for amounts due under this Agreement for the purchase by the Purchaser of Products, and all such invoices shall be due and payable in full within thirty-five (35) days from the date thereof. All amounts set forth herein are denominated in United States Dollars and all payments required to be made under this Agreement shall be made in United States Dollars. Invoices not paid in full on or before the due date and not otherwise disputed in good faith shall bear interest at the lesser of eighteen percent (18%) per annum or the maximum rate permitted by law, until paid in full.

3.3	Costs of Providing Training Services. Purchaser will reimburse Seller for all the actual cost of all reasonable travel and lodging and meal expenses incurred by Seller’s employees while providing Training Services at Purchaser’s facility.

ARTICLE 4
REGULATORY MATTERS; AUDIT RIGHTS

4.1	Manufacturing Compliance. All Products delivered to Purchaser (or shipped to a third party at the direction of Purchaser) under this Agreement shall be free of defects in material and workmanship and meet the Specifications, and applicable Regulatory Standards. Seller represents and warrants that it has the necessary expertise, personnel, facilities and equipment to perform its obligations in accordance with this Agreement and that it shall operate and maintain its manufacturing facility in compliance with Regulatory Standards.

4.2	Remedial Actions. Each party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any of the Product would reasonably be expected to be subject to Remedial Action. The parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting or appropriate responses to Remedial Action. Purchaser shall solely make the final determination whether and how to commence any Remedial Action with respect to the Product. Each party shall maintain adequate records to permit Purchaser to trace the manufacture of the Product and the distribution and use of the Product. In the event Purchaser determines that any Remedial Action with respect to the Product should be commenced or Remedial Action is required by any governmental authority having jurisdiction over the matter, Purchaser shall have exclusive control of, and shall coordinate, all efforts necessary to conduct such Remedial Action; provided, however, that if Purchaser seeks indemnity for Seller for such Remedial Action, Seller shall be allowed to control the Remedial Action. If Purchaser conducts any Remedial Action related to the Product and Seller is ultimately determined to be responsible for the problem requiring the Remedial Action including faulty manufacture, failure to comply with Regulatory Standards, or failure to produce Product that meets Specifications, then Seller, at Purchaser’ option, shall reimburse Purchaser for its cost of all Purchaser devices subject to such Remedial Action.

4.3	Complaints and Medical Device Reporting. Purchaser will comply with applicable governmental medical device reporting regulatory requirements (e.g., the FDA’s Medical Device Reporting (MDR) Regulations) and applicable governmental regulatory requirements with respect to Vigilance Reports, and Seller shall cooperate with Purchaser to the extent reasonably necessary for Purchaser’s compliance therewith. Purchaser and Seller agree to notify the other within ten (10) Business Days of receipt of any written complaint (provided, however, that such notice period shall be reduced to three (3) Business Days in the event that the complaint necessitates remedial action under 21 CFR Section 803.53)) associated with a Product.

4.4	Purchaser Audits. Seller shall maintain good and accurate records of Product Inventory and documentation that support its direct costs of manufacturing the Products during the term of this Agreement. Seller shall give Purchaser reasonable access to its records to allow Purchaser to conduct audits relating to the Product and Seller’s fully loaded direct manufacturing costs but in no event not more than two times per annum. Such audits will be conducted during Seller’s normal business hours, after reasonable prior written notice to Seller by Purchaser. Seller shall make appropriate personnel reasonably available to Purchaser in connection with such audits, and Purchaser shall use commercially reasonable efforts to minimize interference with Seller’s operations during each such audit.

4.5	Regulatory Inspections. Each party to this Agreement will promptly notify the other of any inspection of any facility related to the Product or any component part of a Product by any Regulatory Authority or ISO organization which relates to the manufacture, assembly, or packaging of the Product and provide to the other party full information about the progress and outcome of such inspection, including, without limitation, copies of any notice of observations or warnings, requests for remedial action, corrective actions or other adverse findings.

ARTICLE 5
WARRANTIES

5.1	Limited Warranty. Seller warrants to Purchaser that the Products sold to Purchaser hereunder shall materially conform to the Specifications and will be free from defects in materials and workmanship for one year from the date of invoice. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE AND IN SECTION 4.1, SELLER DOES NOT MAKE ANY, AND EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES INCLUDING MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE.

ARTICLE 6
INDEMNIFICATION

6.1	Indemnification by Seller. Seller shall indemnify, defend and hold harmless Purchaser, and its directors, officers, employees and agents, from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation any of the foregoing, “Damages”) but specifically excluding any consequential (other than with respect to Remedial Actions) incidental, special or punitive damages suffered or incurred by any of the foregoing Persons to the extent resulting from a claim by a non-Affiliate third party against such a Person that concerns: (a) any breach of any express representation or warranty on the part of Seller that is set forth in this Agreement; (b) Product Liability Damages, but only to the extent directly resulting from the negligent manufacture of Products, or any component thereof, by Seller or its suppliers or out of any failure to comply with the Specifications or Regulatory Standards; or (c) any Remedial Action, but only to the extent directly resulting from the negligent manufacture, shipping or delivery of Products, or any component thereof, by Seller or any of its suppliers other than suppliers approved by Purchaser or out of any failure to comply with the Specifications or Regulatory Standards; provided, however, that Seller shall have no liability hereunder for any failure of Seller to satisfy its obligations hereunder if such failure is a direct result of its inability to procure raw materials from a vendor despite Seller’s commercially reasonable attempts to do so. Nothing contained herein shall limit in any manner Purchaser’s indemnification obligations to Seller contained in the Purchase Agreement.

6.2	Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and their respective directors, officers, employees and agents, from and against any and all Damages suffered or incurred by any of the foregoing Persons to the extent resulting from a claim by a non-Affiliate third party against such a Person that concerns: (a) any breach of any express representation or warranty on the part of Purchaser that is set forth in this Agreement; or (b) Product Liability Damages, to the extent directly resulting from the marketing or sale of Product by Purchaser and not as the result of any matter within the scope of Seller’s indemnity under Section 6.1; (c) any Remedial Action, to the extent directly resulting from the marketing or sale of Product by the Purchaser or (d) any infringement of a third party’s intellectual property rights caused by a specific request by Purchaser of Seller to include such third party’s intellectual property rights in a Product or on any packaging; provided that in no event shall Purchaser be liable under this Section 6.2 for any matters within the scope of Seller’s indemnity under Section 6.1. Nothing contained herein shall limit in any manner Seller’s indemnification obligations to Purchaser contained in the Asset Purchase Agreement.

6.3	Claims for Indemnification.

(a)	Whenever any claim arises for indemnification hereunder or an event which may result in a claim for such indemnification has occurred, the party seeking indemnification (the “Indemnified Party”), shall promptly notify the party from whom indemnification is sought (the “Indemnifying Party”) of the claim and, to the extent known, the facts constituting the basis for such claim; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party, except to the extent the Indemnifying Party is actually prejudiced thereby. The notice to the Indemnifying Party will specify with reasonable specificity, to the extent known, the basis under which the right to indemnification is being asserted and the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party shall have the exclusive right to dispute, settle and defend all claims and Damages for which it is responsible under this Section 6 and thereafter shall so defend and pay any adverse final judgment or award or settlement amount for which it is responsible under this Section 6. Such defense and settlement shall be controlled exclusively by the Indemnifying Party, and the cost of such defense shall be borne by the Indemnifying Party, provided that the Indemnified Party shall have the right to participate in such defense at its own expense, subject to the exclusive control of the Indemnifying Party. The Indemnified Party shall cooperate in all reasonable respects in the investigation, trial, settlement and defense of each such claim, including making personnel, books, and records relevant to the claim available to the Indemnifying Party, without charge, except for reasonable out-of-pocket expenses. If the Indemnifying Party fails to reasonably defend or settle a lawsuit for which it is responsible under this Section 6 as set forth above in breach of its obligations under this Section 6, then the Indemnified Party shall have the right to pay, compromise or defend any such lawsuit and to assert the amount of any judgment or settlement, plus the reasonable expenses of defense or settlement, as the claim for which the Indemnifying Party is responsible under this Section 6. The Indemnified Party shall also have the right, upon delivery of ten (10) days advance written notice to such effect to the Indemnifying Party, exercisable in good faith, to take such action as may be reasonably necessary to avoid a default judgment in such a lawsuit prior to the assumption of the defense of the claim by the Indemnifying Party, and any reasonable expenses incurred by Indemnified Party so acting prior to the Indemnifying Party taking appropriate action shall be paid by the Indemnifying Party. Except as otherwise provided in this Section 6 above, the Indemnified Party shall not settle or compromise any claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. The parties intend that all indemnification claims be made as promptly as practicable. Except as otherwise expressly set forth in this Section 6.3(a) above, the Indemnifying Party shall have no liability or responsibility for any cost, expenses, or settlements incurred without its prior written consent, not to be unreasonably withheld.

(b)	If the Indemnifying Party is of the opinion that the Indemnified Party is not entitled to indemnification, the Indemnifying Party will deliver a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. Any such dispute will be resolved pursuant to the procedures referenced in Section 8.14, below.

ARTICLE 7
TERM AND TERMINATION

7.1	Term. This Agreement shall take effect as of the Closing Date and shall continue in force for twelve (12) calendar months thereafter, unless terminated earlier as provided herein (the “Term”).

7.2	Termination. Notwithstanding the provisions of Section 7.1, this Agreement may be terminated only in accordance with the following provisions:

(a)	Either party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, make a general assignment of all or substantially all of its assets for the benefit of creditors (other than grants of security for debt), or go into liquidation or receivership.

(b)	Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and shall have failed to cure such breach within thirty (30) days after notice thereof from the non-breaching party.

(c)	Purchaser may, in its sole discretion, terminate this Agreement upon ninety (90) days prior written notice to Seller; provided at the time it gives such notice, it shall also deliver a final Purchase Order to Seller for any Products (that would be in addition to any Product previously ordered by Purchaser) it is required (or deemed to be required) to procure from Seller during the ninety (90) day period. Any such final Purchase Order shall be subject to the provisions of Section 2.3. If Purchaser terminates any Purchase Order that has been accepted by Seller, Purchaser will, in addition to, but without duplication of, its obligation under Section 7.3(c), reimburse Seller for any out of pocket costs incurred by Seller in procuring Product Inventory that would be necessary to fill such Purchase Orders.

7.3	Rights and Obligations on Termination. In the event of termination or expiration of this Agreement for any reason, the parties shall have the following rights and obligations:

(a)	Unless mutually agreed to in writing, termination of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable and shall not release Seller from any liability for failure to deliver Products prior to the applicable delivery dates (regardless if the applicable Purchase Orders are terminated effective upon the termination of this Agreement).

(b)	Subject to Purchaser’s obligations under Section 7.2(c), all outstanding Purchase Orders shall automatically be terminated on the date the Agreement terminates or expires.

(c)	Within ten (10) Business Days of the effective date of termination Seller will provide a list of Product Inventory, which may be observed by Purchaser and/or Purchaser’s accountants or representative, and will list the type and quantity of all items included in the Product Inventory and report the same to Purchaser. Within five (5) Business Days following such count and report to Purchaser, Purchaser shall purchase, and Seller shall sell to Purchaser, such existing Product Inventory (except for any such Product Inventory that is related to SurgiFrost 6 which Purchaser has indicated to Seller it does not desire) pursuant to a bill of sale (under which Seller shall represent and warrant that it has good title to such Product Inventory, free and clear of all liens) in consideration for payment equal to Seller’s cost of all Product Inventory determined in accordance with Canadian GAAP plus packaging and shipping cost. In addition, Purchaser shall purchase from Seller any finished goods inventory related to Products, at a price equal to the price set forth in Section 3.1 with respect to any Products that were ordered on a terminated Purchaser Order and were scheduled for delivery after the date of such termination (and at Seller’s costs for producing any other finished goods determined in accordance with Canadian GAAP) plus packaging and shipping cost, provided that Purchaser shall not be obligated to purchase a quantity of finished goods that exceeds than 110% of the quantity of Products that had scheduled shipment dates after the date of termination on Purchaser Orders that were terminated pursuant to Section 7.3(b).

(d)	Purchaser shall assume all or any portion of purchase orders and contracts to which Seller is a party, and which are assignable by Seller to Purchaser and that relate to any supplies or materials that would have been used in making, assembling, or manufacturing Products that were ordered on a terminated Purchaser Order and were scheduled for delivery after the date of such termination. Seller shall take all actions as are necessary to assign to Purchaser such purchase orders and contracts that Purchaser wishes to assume.

(e)	Sections 2.6, 4.1-4.5, and 7.3, and Articles, 5, 6 and 8, shall survive termination or expiration of this Agreement. All other provisions of this Agreement shall terminate upon termination of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1	Confidentiality. The Parties agree that Section 4.1 (titled “Confidentiality”) of the Purchase Agreement is incorporated by reference herein and shall apply to all information disclosed in the performance of this Agreement.

8.2	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Seller:

To: CryoCath Technologies, Inc.

16771 Chemin Ste-Marie
Montreal, Quebec
H9H 5H3
Canada
Attn: President & CEO
Fax: 514 694 7075 (Marked Confidential)

With a copy to:

Davies Ward Phillips & Vineberg LLP
1501 McGill College Avenue, 26th Floor
Montreal, Quebec
H3A 3N9
Canada
Attn: Neil Kravitz or Elliot Greenstone.
Fax: (514) 841-6499

If to Purchaser:

To: ATS Medical, Inc.

3905 Annapolis Lane #105
Minneapolis, Minnesota 55447
Attn: Rick Curtis
Fax: (763) 557-2020

With a copy to:

Oppenheimer Wolff & Donnelly LLP
3300 Plaza VII
45 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Thomas R. Marek, Esq.
Fax: (612) 607-7100

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

8.3	Amendments; No Waivers.

(a)	Subject to Applicable Law, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

8.4	Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section 9.4 shall survive the termination of this Agreement.

8.5	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other party. Notwithstanding the foregoing, either party shall have the right to assign and otherwise transfer this Agreement as a whole without consent to any entity that acquires all or substantially all of its business or assets to which this Agreement relates, whether by sale of stock or assets, operation of the law, or otherwise. All transfers in violation of the foregoing shall be void.

8.6	Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

8.7	Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

8.8	Entire Agreement. This Agreement (including all Exhibits which are hereby incorporated by reference), all other agreements referred to herein or therein or in the Purchase Agreement, and the other agreements signed by the parties hereto or to the Purchase Agreement simultaneously herewith constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

8.9	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

8.10	Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect and the parties hereto shall use diligent efforts to agree upon a substitute provision that is valid and enforceable that reflects the original intent of the parties as nearly as possible.

8.11	Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

8.12	Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.13	Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Purchaser or employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

8.14	Dispute Resolution. Any Dispute arising between the parties under this Agreement, or in connection with the transactions contemplated hereunder, shall be resolved pursuant to Article 9 of the Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ATS MEDICAL, INC.
By:

Name:
Title:

CRYOCATH TECHNOLOGIES INC.
By:

Name:
Title:

SIGNATURE PAGE TO
MANUFACTURING AGREEMENT

EXHIBITS AND SCHEDULES

Exhibit A – LIST OF PRODUCTS

Exhibit B – FORECAST

Exhibit C – EQUIPMENT TO REMAIN WITH SELLER DURING THE TERM

Exhibit D – ESTIMATE OF SELLER’S DIRECT COSTS

Schedule 1 – COST OF KITS

Exhibit 1.8(a)(xix)

FORM OF

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT is dated June      , 2007 (this “Termination Agreement”), and is by and between CryoCath Technologies Inc., a company incorporated under Part 1A of the Companies Act (Quebec) (“Seller”), and ATS Medical, Inc., a Minnesota corporation (“Purchaser”).

Recitals

A. Seller and Purchaser have entered into that certain Asset Purchase Agreement dated June 18, 2007 (the “Purchase Agreement”), whereby Purchaser agreed to acquire from Seller certain assets related to Seller’s business of designing, developing, using, manufacturing, marketing, promoting, selling, and distributing Argon-Based Cryoablation Devices, consoles and related products (the “Products”). Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

B. In accordance with the terms and conditions of that certain Distribution Agreement dated November 9, 2004 between Seller and Purchaser (the “Distribution Agreement”) and that certain Agent Agreement dated November 9, 2004 between Seller and Purchaser (the “Agent Agreement”) (together, the “Distribution Agreement” and the “Agent Agreement” are collectively referred to as the “Agreements”), Purchaser has been a distributor of the Products in certain territories outside the United States and the exclusive agent of the Products in the United States.

C. As contemplated by the Purchase Agreement and in connection with the transfer and sale of the assets related to the Business to Purchaser and on the terms set forth in this Termination Agreement, Seller and Purchaser desire to terminate the Agreements and the parties hereto desire to fully and finally settle any and all economic payments owing between them and to provide for the continued survival of certain terms and provisions of the Agreements, as set forth herein.

D. Purchaser and Seller contemplate that this Termination Agreement will only become effective upon Closing of the transactions contemplated by the Purchase Agreement.

Agreement

In consideration of the foregoing, incorporated herein by this reference, and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

TERMINATION OF SERVICES AND PAYMENT OF COMMISSIONS UPON CLOSING OF THE TRANSACTIONS
CONTEMPLATED BY THE PURCHASE AGREEMENT

1.1	Cessation of Services. Contingent upon the Closing of the transactions contemplated by the Purchase Agreement, and effective simultaneously with the Effective Time, except as otherwise provided in this Termination Agreement, Purchaser’s service as distributor and agent, respectively, under the Agreements shall be terminated.

1.2	Commissions. Set forth on Exhibit A is the parties’ good faith estimate of commissions owed to Purchaser under the Agreements for Products sold through May 31, 2007. On the same date that the Initial Purchase Price Adjustment is payable under Section 1.6(e) of the Purchase Agreement, Seller will pay to Purchaser any and all commissions owed to Purchaser under the Agreements for Product sales prior to the Effective Time.

1.3	Outstanding Orders. Seller and Purchaser covenant and agree that all outstanding and unfilled orders for Products which are outstanding and not yet filled by Seller as of the Closing Date are set forth on a list and attached hereto as Exhibit B (which list sets forth all unfilled orders for Products and the date and quantity of the order). Until the end of business on the first business day following the Closing Date, Exhibit B may be updated by Seller to supplement the list with any orders that were received in the ordinary course of business during the last 3 business days prior to Closing; provided that Purchaser may ask reasonable diligence questions concerning the updates, and Seller will use all commercially reasonable efforts to provide sufficient information concerning the same. All orders remaining unfilled at the end of the aforementioned business day in the ordinary course shall be assigned to Purchaser pursuant to the Purchase Agreement as a Purchased Asset thereunder. Seller covenants and agrees that no new orders will be taken and no Product will be shipped by Seller after the Closing Date.

1.4	Gross Payment of Cost Sharing Incentive in Lieu of Monthly Fee. On the Closing Date, Seller shall pay Purchaser a one-time gross payment of Dollars (US) (US $ ) in full and final satisfaction of its obligation to pay Purchaser US $ 250 per month per Console located in Europe as a cost sharing incentive for 24 months, as provided in the Exhibit A/Addendum to the Distribution Agreement.

1.5	Audit Rights. The parties hereto covenant and agree that each party shall have the right to review sufficient books, records and supporting materials as either party may reasonably request from the other in order to review the Parties’ compliance with their respective obligations as provided in Sections 1.2 through Section 1.4 above and the related provisions of the Agreements; provided, however, that upon such review any objection to the payment amounts and accuracy of orders lists (and Schedules hereto) shall be made within the time period permitted for review and objection of the Adjusted Purchase Price and resolution of dispute mechanism as provided in Sections 1.6(e) and (f) of the Purchase Agreement.

ARTICLE 2
WARRANTY OBLIGATIONS

2.1	Warranty Obligations. Subject to the proviso at the end of this sentence, Seller shall continue to remain responsible to satisfy its warranty obligations under Article 7 and Article 8 of each of the Agreements, subject to the terms and conditions contained therein (including all disclaimers), but only with respect to Products sold prior to the Closing Date; provided, however, that nothing in this Section 2.1 shall be deemed to alter Purchaser’s obligation under Section 1.3(a) of the Purchase Agreement to be responsible for up to the first US One Hundred Thousand Dollars (US $100,000) of Maintenance Assumed Liabilities incurred after the Closing. In order to enable Seller to meet Seller’s warranty obligations concerning delivery of replacement Products, Purchaser agrees to sell to Seller units of the various Products at Purchaser’s direct cost.

2.2	Warranty Claims. Except as set forth in Section 2.17(a) of the Disclosure Letter to the Purchase Agreement, Purchaser warrants to the Seller, and Seller warrants to the Purchaser, that no claims for warranty repair or replacement have been made during the last ninety (90) days which remain outstanding.

ARTICLE 3
SURVIVAL

3.1	Survival. The parties hereto covenant and agree that the provisions of the Agreements that shall survive the termination provided under this Termination Agreement are: (a) the warranty obligations of Purchaser with respect to defective or non-conforming Products as provided under Article 7 and 8 of each of the Agreements; (b) the indemnification obligations of Seller with respect to product liability and patent infringement claims as provided under Article 11 of each of the Agreements with respect to Products sold prior to the Closing Date; provided, however, that the Seller’s indemnification obligation thereunder shall be subject to the Maximum Amount as provided in Section 5.5 of the Purchase Agreement.

3.2	Use of Name. Purchaser and Seller agree that Purchaser shall continue to be allowed to refer to Seller’s name (and include Seller’s name on the Products) for up to one (1) year following the date hereof solely to promote its sale of the Argon Based Cryoablation Devices during that period, and provided further that Purchaser will use commercially reasonable efforts not to negatively effect the goodwill associated with the Seller and the Seller’s name. The parties acknowledge and agree that the rights contemplated herein include the right to continue to include Seller’s name on the Products until Seller and Purchaser have run through the inventory of raw materials and marketing materials in existence or under order as of the Closing Date and in accordance with the Manufacturing Agreement.

ARTICLE 4
MUTUAL RELEASE

4.1	Mutual Release. For good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, each party hereto releases and forever discharges the other and its respective officers, directors, parents, agents, representatives, shareholders, members, employees, successors, assigns, attorneys, and all subsidiaries and affiliates, from any and all past, present and future claims, demands, actions, causes of action, rights and remedies of any kind, and liability whatsoever, whether known or unknown, whether or not previously asserted, even though unknown or unsuspected, liquidated or unliquidated, foreseen or unforeseen, accrued or unaccrued, with respect to the parties’ respective obligations pursuant to the Agreements, including without limitation the obligation to sell certain minimum quantities of Products under the Agreements. Notwithstanding the foregoing, the parties do not intend and are not hereby releasing each other from: (a) any claims stemming from the parties’ respective rights or obligations arising under this Termination Agreement (including, without limitation, Seller’s obligation to pay Purchaser: commissions for units as set forth in Section 1.2 above and gross payment of cost sharing incentive as set forth in Section 1.4 above); or (b) any claims or obligations pursuant to Section 1.5 or Section 3.1 of this Termination Agreement, or (c) any claims or obligations pursuant to the Purchase Agreement or any of the Ancillary Agreements.

ARTICLE 5

MISCELLANEOUS

5.1	Confidentiality. The Parties agree that Section 4.1 (titled “Confidentiality”) of the Purchase Agreement is incorporated by reference herein and shall apply to all information disclosed in the performance of this Termination Agreement.

5.2	Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if given by facsimile, once such notice or other communication is transmitted to the facsimile number specified below and electronic confirmation is received; or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Seller:

To:	CryoCath Technologies Inc. 16771 Chemin Ste-Marie Montreal, Quebec H9H 5H3 Canada Attn: President and Chief Executive Officer Fax: (514) 694 7075 (Marked Confidential)
With a copy to:
Davies Ward Phillips & Vineberg LLP 1501 McGill College Montreal, Quebec H3A 3N9 Canada Attn: Neil Kravitz and Elliot Greenstone Fax: (514) 841-6499
If to Purchaser:
To:	ATS Medical, Inc.

3905 Annapolis Lane #105
Minneapolis, Minnesota 55447
Attn: Rick Curtis
Fax: (763) 557-2020 (Marked Confidential)

With a copy to:

Oppenheimer Wolff & Donnelly LLP
3300 Plaza VII
45 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Thomas Marek and Phillip Martin
Fax: (612) 607-7100

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

5.3	Amendments; No Waivers.

(a)	Subject to Applicable Law, any provision of this Termination Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)	No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.4	Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Termination Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense. This Section 6.4 shall survive the termination of this Termination Agreement.

5.5	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Termination Agreement or any of its rights, interests or obligations hereunder, by operation of law or otherwise, without the prior written approval of the other party. Notwithstanding the foregoing, either party shall have the right to assign and otherwise transfer this Termination Agreement as a whole without consent to any entity that acquires all or substantially all of its business or assets to which this Termination Agreement relates, whether by sale of stock or assets, operation of the law, or otherwise. All transfers in violation of the foregoing shall be void.

5.6	Governing Law. This Termination Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

5.7	Counterparts; Effectiveness. This Termination Agreement may be signed in any number of counterparts and the signatures delivered by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Termination Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

5.8	Entire Agreement. This Termination Agreement (including all Exhibits which are hereby incorporated by reference), all other agreements referred to herein or therein or in the Purchase Agreement, and the other agreements signed by the parties hereto or to the Purchase Agreement simultaneously herewith constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Termination Agreement.

5.9	Further Assurances. The parties hereto each agree to execute such other documents, agreements or instruments as may be necessary or desirable for the implementation of this Termination Agreement and the consummation of the transactions contemplated hereby.

5.10	Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

5.11	Severability. If any provision of this Termination Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Termination Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect and the parties hereto shall use diligent efforts to agree upon a substitute provision that is valid and enforceable that reflects the original intent of the parties as nearly as possible.

5.12	Construction. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

5.13	Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

5.14	Third Party Beneficiaries. No provision of this Termination Agreement shall create any third party beneficiary rights in any Person, including any employee of Purchaser or employee of Seller or any Affiliate thereof (including any beneficiary or dependent thereof).

5.15	Dispute Resolution. Any Dispute arising between the parties under this Termination Agreement, or in connection with the transactions contemplated hereunder, shall be resolved pursuant to Article 6 of the Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ATS MEDICAL, INC.
By:

Name:
Title:

CRYOCATH TECHNOLOGIES INC.
By:

Name:
Title:

SIGNATURE PAGE TO
TERMINATION AGREEMENT

EXHIBITS

Exhibit A – CALCULATION OF COMMISSIONS OWED

Exhibit B – LIST OF OUTSTANDING PRODUCT ORDERS